Exhibit 10.1(A)
Execution Copy

AMENDED AND RESTATED CREDIT SLEEVE
AND REIMBURSEMENT AGREEMENT
Originally dated as of
September 24, 2006
among
RELIANT ENERGY POWER SUPPLY, LLC,
The Other Reliant Retail Obligors referred to herein,
as Reimbursement Guarantors,
MERRILL LYNCH COMMODITIES, INC.,
as Sleeve Provider,
and
MERRILL LYNCH & CO., INC.,
as ML Guarantee Provider,
as amended and restated as of May 1, 2009

TABLE OF CONTENTS
This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

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Schedules and Exhibits

SCHEDULE 1.01(a)	–	Risk Management Policy Violations
SCHEDULE 1.01(b)	–	Calculations Relating to Exchange Traded Contracts
SCHEDULE 1.01(c)	–	Data and Reporting Requirements
SCHEDULE 1.01(d)	–	ESDS and Fee Schedules
SCHEDULE 1.01(e)	–	Trademarks
SCHEDULE 1.01(f)	–	[Intentionally Deleted]
SCHEDULE 1.01(g)	–	Investments
SCHEDULE 1.01(h)	–	Liens
SCHEDULE 1.01(i)	–	C&I Contract Exceptions
SCHEDULE 2.02(a)	–	Counterparty Document Modification Provisions
SCHEDULE 2.04		C&I Contracts and Governmental Contracts receiving ML Guarantee
SCHEDULE 3.06(a)	–	Merrill Account
SCHEDULE 5.06	–	Litigation
SCHEDULE 5.13	–	List of Subsidiaries
SCHEDULE 5.16	–	Compliance With Laws
SCHEDULE 7.14	–	List of Retail Services
SCHEDULE 12.13	–	List of Calculation Agents
SCHEDULE 12.17	–	List of Offsetting Trades

EXHIBIT A1	–	Form of ML Guarantee for Accepted Counterparties
EXHIBIT A2	–	Form of ML Guarantee for C&I Customers
EXHIBIT B	–	List of Accepted Counterparties
EXHIBIT C1	–	[Intentionally Deleted]
EXHIBIT C2	–	[Intentionally Deleted]
EXHIBIT C3	–	[Intentionally Deleted]
EXHIBIT C4	–	[Intentionally Deleted]
EXHIBIT D1	–	[Intentionally Deleted]
EXHIBIT D2	–	[Intentionally Deleted]
EXHIBIT E1	–	Reliant Energy – Retail Risk Policy
EXHIBIT E2	–	[Intentionally Deleted]
EXHIBIT F	–	[Intentionally Deleted]
EXHIBIT G	–	Form of Joinder Agreement
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I1	–	Sleeve Provider’s Employees with Access to Certain Reliant Retail Obligor Information
EXHIBIT I2	–	Reliant Retail Obligors’ Employees with Access to Certain Merrill Party Information

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          AMENDED AND RESTATED CREDIT SLEEVE AND REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of September 24, 2006, as amended and restated as of May 1, 2009 (the “Third A&R Date”), among RELIANT ENERGY POWER SUPPLY, LLC, a Delaware limited liability company (“REPS”), RERH Holdings, LLC, a Delaware limited liability company (“RERH Holdings”), Reliant Energy Retail Holdings, LLC, a Delaware limited liability company (“RERH”), Reliant Energy Retail Services, LLC, a Delaware limited liability company (“RERS”) and RE Retail Receivables, LLC, a Delaware limited liability company (“RERR”, and together with REPS, RERH Holdings, RERH, RERS and RERR, the “Reliant Retail Obligors”), MERRILL LYNCH COMMODITIES, INC., a Delaware corporation, as sleeve provider (the “Sleeve Provider”), and MERRILL LYNCH & CO., INC., a Delaware corporation, as guarantee provider (the “ML Guarantee Provider”, together with the Sleeve Provider, the “Merrill Parties”, and together with the Reliant Retail Obligors, the “Parties”, and each a “Party”).
          The Reliant Retail Obligors, the Sleeve Provider and the ML Guarantee Provider are parties to the existing Credit Sleeve and Reimbursement Agreement dated as of September 24, 2006, as previously amended and restated as of December 1, 2006, and as further amended and restated as of August 1, 2007 (as so previously amended and restated the “Existing CSRA”), pursuant to which the Reliant Retail Obligors have requested that the Sleeve Provider, and the Sleeve Provider has agreed to, arrange for the provision of certain guarantees of the ML Guarantee Provider and the posting of required collateral in connection therewith, in each case, in connection with the trading and related activities of the Reliant Retail Obligors in the Retail Energy Business (as defined below).
          NRG Retail LLC, a Delaware limited liability company (“NRG Retail”), and Reliant Energy, Inc., a Delaware corporation (“REI”) are parties to the LLC Membership Interest Purchase Agreement dated as of the Signing Date (the “Purchase and Sale Agreement”), pursuant to which NRG Retail has agreed to purchase, and REI has agreed to sell to NRG Retail, 100% of the equity interests of (a) RERH Holdings, (b) Reliant Energy Services Texas, LLC, a Delaware limited liability company (“REST”), and (c) Reliant Energy Texas Retail, LLC, a Delaware limited liability company (“RETR”), in each case owned by REI (collectively, the “Retail Acquisition”).
          In connection with the Retail Acquisition, the Parties desire to amend and restate the Existing CSRA.
          Accordingly, subject to Section 12.17, the Parties agree that the Existing CSRA shall be amended and restated in its entirety as follows:
          Section 1. Definitions and Accounting Matters.
          1.01. Certain Defined Terms. As used herein, the following terms shall have the following respective meanings:
          “Accepted Counterparty” means each “Accepted Counterparty” listed in Exhibit B, as such Exhibit may be updated from time to time in accordance with Section 2.02.

          “Accepted Exchange” means the NYMEX, ICE and, with the prior written consent of the Sleeve Provider, such consent not to be unreasonably withheld or delayed, any other public trading exchange commonly used by the natural gas or electric power industries for commercial transactions in Accepted Products.
          “Accepted Product” means, (a) in general, (i) physical and financial power, power basis, natural gas, natural gas basis, heat rate and natural gas tolling, (ii) options on the foregoing, (iii) weather derivatives, ancillary services, capacity, transmission congestion rights, transmission reassignment and renewable energy credits, and (iv) other physical or financial structured products related to the hedging of retail electricity, as such other structured products may be approved by the Sleeve Provider, including in such approval such related changes to the terms and conditions of this Agreement as the Merrill Parties deem appropriate (including the addition of related Counterparty Limitations in respect of such products), but with approval of such other structured products not to be unreasonably withheld, conditioned or delayed unless the impact thereof on all applicable Risk Limits is not measurable using the methodology employed on Schedule 1.01(c) or, in the case of products traded on an Accepted Exchange, such products are not capable of being assigned to the Sleeve Provider in connection with the execution of a related over the counter trade between the Sleeve Provider and REPS in a manner similar to that as provided in Section 2.03, in the Sleeve Provider’s reasonable discretion, and (b) in respect of each Accepted Counterparty, each of the foregoing with respect to such Accepted Counterparty set forth on Exhibit B; provided that (x) all Accepted Products shall be reasonably related to the Approved Market and (y) all Accepted Products shall have, with respect to all transactions other than those in the following proviso, a “tenor: of no more than 5 years and 6 months, meaning the time between the date of the execution of the transaction until the final delivery date of such product for physical transactions or the last day of the final settlement period for financial transactions, provided that (i) all transactions entered into on or after the Third A&R Date shall have a “tenor” of no more than 30 months and (ii) any transaction entered into in connection with the fixing of pricing under a corresponding C&I Contract may have a tenor ending not later than the last day of the scheduled term of such C&I Contract.
          “Accepted Retail Product” has the meaning ascribed thereto in Schedule 1.01(c).
          “Accepted Trades” means each trade, including purchases and sales, relating to an Accepted Product with an Accepted Counterparty under a Power and Hedging Contract; provided that wholesale physical power sales shall be limited to sales within Approved Markets.
          “Acquisition” means any transaction or any series of related transactions by which a Person (1) acquires any going business or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (2) directly or indirectly acquires 100% of the Equity Interests of any other Person.
          “Additional Coverage Amount” means, at any time following the exercise by the Reliant Retail Obligors of the Clean-Up Option, the excess (if any) of (a) the Current Mark-to- Market of all Accepted Trades for which the Merrill Parties continue to provide credit support plus the Contingent Exposure Amount over (b) the Cash Coverage Amount.

          “Additional Sleeve Fee” means, with respect to any month, an amount equal to 5.875% per annum of the excess, if any, of the Exposure for such month over the Target Exposure for such month.
          “Additional Support Credit Rating” means a Credit Rating equal to or less than A3 (or the equivalent) by Moody’s and A- (or the equivalent) by S&P.
          “Adjusted Volume” means, in respect of the volume under a Mirror OTC Contract, the volume of the related Exchange Traded Contract(s), adjusted in accordance with Schedule 1.01(b).
          “Adjusted Working Capital” means, for any day, (a) the current assets (excluding availability under the Working Capital Facility) minus current liabilities of the Reliant Retail Obligors as of such day, determined on a consolidated basis in accordance with GAAP, less (b) the outstanding principal balance of the Working Capital Facility.
          “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that a Person will be deemed to be an Affiliate of RERH Holdings if RERH Holdings has knowledge that such Person beneficially owns 10% or more of the Voting Stock of RERH Holdings or, so long as NRG Parent has a direct or indirect beneficial interest in RERH Holdings, NRG Parent; provided, further, that RERH Holdings shall only be deemed to have knowledge of any Person beneficially owning 10% or more of NRG Parent’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to RERH Holdings.
          “Allocable State Taxes” means any state or local taxes other than Applicable State Taxes.
          “Applicable State Taxes” means any state or local taxes (i) that are determined by reference solely to the income, transactions or attributes of the Reliant Retail Obligors, and (ii) the sole liability for which is imposed on the Reliant Retail Obligors.
          “Approved ISO” means ERCOT.
          “Approved Market” means the ERCOT Market.
          “Approved Market Regulator” means the FERC and the regulatory agency of each state in which an Approved Market operates that is responsible for regulating energy markets in such state, including, with respect to Texas, the PUCT.
          “Agreement” has the meaning ascribed thereto in the title paragraph hereto. The Agreement is sometimes referred to as the “CSRA”.
          “Asset Sale” means the sale, lease, conveyance or other disposition of any assets. Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

     (1) any single transaction or series of related transactions, other than transaction(s) involving the sale, lease, conveyance or other disposition of any C&I Customers or Residential Mass Customers, that has gross cash proceeds of less than $3,000,000, to the extent the aggregate of such transactions, together with the aggregate of all transactions made in reliance on clause (2) below, since the Third A&R Date does not exceed $10,000,000;
     (2) any single transaction or series of related transactions involving the sale, lease, conveyance or other disposition of C&I Customers having a load constituting less than 5.0% of the Reliant Retail Obligors’ total C&I Customer load (based on volume) that has gross cash proceeds of less than $3,000,000, to the extent the aggregate of such transactions, together with the aggregate of all transactions made in reliance on clause (1) above, since the Third A&R Date does not exceed $10,000,000 (provided that in the case of any sale, lease, conveyance or other disposition of C&I Customer load in accordance with this clause (2), REPS shall have closed out existing Power and Hedging Contracts necessary to close out substantially all of the supply for the load sold and caused the return of any ML Guarantee relating to such supply or such load being sold);
     (3) any transfer of assets between or among the Reliant Retail Obligors;
     (4) any issuance of Equity Interests by any Subsidiary of RERH Holdings to any Reliant Retail Obligor;
     (5) the sale or lease of products or services in the ordinary course of business, the sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in RERH Holdings’ or any of its Subsidiaries’ business and the sale or other disposition of accounts receivable which are more than sixty (60) days past due for collection;
     (6) the sale or other disposition of cash or Cash Equivalents to the extent not prohibited hereby;
     (7) any Permitted Investment;
     (8) any disposition resulting from any Condemnation;
     (9) any disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action; and
     (10) any sale, transfer or other disposition of spare parts and spare parts inventory to any other Subsidiary in the ordinary course of business so long as such spare parts and spare parts inventory are required in the ordinary course operation of the transferee’s business or operations at the time of such disposition.
          “Attributable Debt” means, on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
          “Audited Financial Statements” means the audited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2007, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP.
          “Audit Committee” means the Audit Committee of the Board of Directors or any equivalent committee of the Board of Directors having equivalent responsibilities to the Audit Committee of the Board of Directors of NRG Parent as of the Third A&R Date.
          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. Section 101 et seq.
          “Bankruptcy Event” means, with respect to any Person, a “Bankruptcy” (as defined in the 2003 ISDA Credit Derivatives Definitions, published by the International Swaps and Derivatives Association, Inc., determined as if such Person were a “Reference Entity”) of such Person.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1% and (b) the Prime Rate in effect for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
          “BCFe” means, with respect to any Accepted Trade, the contracted volume of the Reliant Retail Obligors power and gas positions for such transaction expressed as a billion cubic feet equivalent, and in the case of power, by converting fixed price power to Henry Hub gas using a market heat rate, as calculated by the Sleeve Provider in a manner consistent with Section VII of the Risk Management Policy.
          “Blocked Account Agreement” means collectively, (a) the Blocked Account Agreement dated as of the Third A&R Date, among The Bank of New York Mellon, the Collateral Trustee, and the Reliant Retail Obligors, (b) the Blocked Account Agreement dated as of the Initial Effective Date, among Wells Fargo Bank NA, the Collateral Trustee, and RERS, and (c) the Securities Account Control Agreement dated as of the Initial Effective Date, among U.S. Bank National Association, as collateral trustee, Mellon Financial Markets, LLC, as securities intermediary, and RERH.

          “Board of Directors” means the Board of Directors of NRG Parent or the board of directors, board of members, board of managers or similar body having equivalent responsibilities (or, in each case, a special committee of any such board or body) to the Board of Directors of NRG Parent as of the Third A&R Date.
          “Business Day” means any day other than a Saturday, Sunday or other day (a) on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York City, (b) if the context relates to the NYMEX or ICE, on which the NYMEX or ICE is authorized to close or in fact is closed, or (c) if the context relates to ERCOT, on which ERCOT is authorized by North American Electric Reliability Corporation (NERC), or its successor, to close or in fact is closed.
          “Business Services Mass Customer” means any C&I Customer acquired through mass marketing; provided that if the addition of any C&I Customer that has a individual peak demand greater than 300 kW per hour as a Business Services Mass Customer would result in an aggregate annualized expected load of all Business Services Mass Customers with individual peak demands greater than 300 kW per hour added after the Third A&R Date of more than 250,000 MWh, then such additional C&I Customer shall not qualify as a “Business Services Mass Customer”.
          “C&I Contract” means a contract for the sale of any retail electric products or services by any Reliant Retail Obligor to a C&I Customer that does not qualify as a Business Services Mass Customer.
          “C&I Customer” means any commercial, industrial or governmental customer of the Reliant Retail Obligors.
          “Calculation Agent” has the meaning ascribed thereto in Section 12.13.
          “Capital Lease Obligation” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Capital Outlay Date” has the meaning ascribed thereto in Section 3.01.
          “Capital Stock” means:
     (a) in the case of a corporation, corporate stock;
     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
          “Cash Collateral” means, with respect to any Collateral Account, Collateral consisting of the balance of Dollars credited to such Collateral Account.
          “Cash Coverage Amount” means, at any time following the exercise by the Reliant Retail Obligors of the Clean-Up Option, an amount equal to the lesser of (a) the greater of (i) 125% of the Current Mark-to-Market of all Accepted Trades for which the Merrill Parties continue to provide credit support and (ii) the Current Mark-to-Market of all Accepted Trades for which the Merrill Parties continue to provide credit support plus $25,000,000 and (b) the Current Mark-to-Market of all Accepted Trades for which the Merrill Parties continue to provide credit support plus 100% the Contingent Exposure Amount.
          “Cash Equivalents” means:
     (a) Dollars;
     (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
     (c) deposit accounts with any other bank that has a long-term debt rating at the time of investment of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);
     (d) repurchase obligations for underlying securities of the types described in clause (b) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (b), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;
     (e) commercial paper with a rating at the time of investment of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition;
     (f) money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and
     (g) certificates of deposit and Eurodollar time deposits with maturities o six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital surplus in excess of $500,000,000 and a Thomson Bank

Watch Rating of “B” or better or, if Thomson Bank Watch Rating does not rate the relevant bank, an equivalent rating issued by an equivalent non-US rating agency, if any.
          “Change of Control” means the occurrence of any of the following:
     (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NRG Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NRG Parent or any of its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);
     (b) the adoption of a plan relating to the liquidation or dissolution of NRG Parent;
     (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of NRG Parent, measured by voting power rather than number of shares;
     (d) NRG Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, NRG Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NRG Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NRG Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); and
     (e) any Reliant Retail Obligor ceases to be a Wholly Owned Subsidiary of NRG Parent (excluding for purposes of this clause (e), the Class B Membership Units in RERH Holdings held by the Sleeve Provider).
          It shall not be deemed a “Change of Control” pursuant to clauses (a), (c) or (d) above, if (i) NRG Parent or the surviving entity, as the case may be, has the same or higher Credit Rating from each of S&P and Moody’s immediately following such transfer, sale, disposition, merger, consolidation or other transaction as NRG Parent did immediately prior to such transfer, sale, disposition, merger, consolidation or other transaction, or (ii) the Reliant Retail Obligors cause NRG Parent or the surviving entity, as the case may be, to make an additional contribution in cash to the capital of RERH Holdings in an amount equal to 50% of the Exposure, measured immediately after such change as described in clauses (a), (c), or (d) above, within 3 Business Days of such change, all of which amount is posted to the Sleeve Provider (provided that any such contribution shall be in addition to, and shall not relieve NRG Parent of any obligation to make, any Required Equity Contribution to the extent required by the Parent Contribution Agreement).

          “Chief Executive Officer” means the Chief Executive Officer of NRG Parent or the individual with equivalent responsibilities to the Chief Executive Officer as of the Third A&R Date.
          “Chief Financial Officer” means the Chief Financial Officer of NRG Parent or the individual with equivalent responsibilities to the Chief Financial Officer as of the Third A&R Date.
          “Chief Risk Officer” means the Chief Risk Officer of NRG Parent or the individual with equivalent responsibilities to the Chief Risk Officer as of the Third A&R Date.
          “Clean-Up Option” has the meaning ascribed thereto in Section 6.19.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” has the meaning ascribed thereto in the Collateral Trust Agreement.
          “Collateral Accounts” means the deposit, securities, and investment accounts subject to the Blocked Account Agreement.
          “Collateral Foreclosure” means any setoff, application or foreclosure taken by an applicable secured party with respect to any Merrill Collateral.
          “Collateral Trust Agreement” means the Collateral Trust Agreement dated as of the Initial Effective Date, among each Reliant Retail Obligor and the Collateral Trustee under which the Merrill Parties are Secured Counterparties as therein defined.
          “Collateral Trustee” means the Collateral Trustee under the Collateral Trust Agreement, including any successors from time to time acting as such thereunder.
          “Commitment” means (i) the commitment of the Working Capital Facility Provider to make Loans to REPS under, and in accordance with, the Working Capital Facility and (ii) the commitments of Replacement Working Capital Providers to make Loans to any of the Reliant Retail Obligors under, and in accordance with, any Replacement Working Capital Facility.
          “Compliance Certificate” means a compliance certificate in substantially the form of Exhibit H.
          “Compliance Information” means, with respect to any Compliance Party, the information customarily requested from similarly situated trading counterparties by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses (i) to comply with applicable Laws (including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))) and (ii) to comply with other internal compliance requirements, in each case to the extent the same are of general application to, and established by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses for, similarly situated trading counterparties.

          “Compliance Party” means any Accepted Counterparty, C&I Customer, Governmental Customer, Governmental Authority or any other Person entitled to benefit from (i) an ML Guarantee, or (ii) the posting of cash collateral by, or any agreement to post or provide cash collateral by, the Sleeve Provider.
          “Compliance Requirements” means, with respect to any Compliance Party, the receipt by the Sleeve Provider or the ML Guarantee Provider, as applicable, from such Compliance Party of applicable Compliance Information that satisfies the compliance requirements generally established by the Sleeve Provider or the ML Guarantee Provider for similarly situated trading counterparties in the ordinary course of their respective businesses.
          “Computation Period” means, as of the last day of any month, the last twelve full calendar months ending on such last day.
          “Condemnation” shall mean any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case as the result of the exercise of any right of condemnation or eminent domain. A sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, condemnation shall be deemed to be a Condemnation.
          “Consolidated EBITDA” means, for any Person for any period determined on a consolidated basis in accordance with GAAP, an amount equal to, without any duplication, (a) net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period, plus (b) Consolidated Interest Charges for such period, plus (c) depreciation, depletion, impairment, abandonment and amortization expense for such period (including any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the transactions contemplated by the Transaction Documents), plus (d) net unrealized losses related to trading or non-trading energy derivatives, plus (e) any expenses or charges related to any investment, disposition, recapitalization or indebtedness not prohibited to be incurred or undertaken under this Agreement including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to this Agreement, the other Transaction Documents and each Transaction contemplated hereby or thereby, plus (f) any professional and underwriting fees related to any investment, recapitalization or indebtedness not prohibited to be incurred or undertaken under this Agreement, the other Transaction Documents and each transaction contemplated hereby or thereby, plus (g) without duplication, any writeoffs, writedowns or other non-cash charges reducing net income for such period, (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus (h) all non-cash losses or charges classified as extraordinary, unusual or nonrecurring (including severance, relocation and other restructuring costs), and related tax effects according to GAAP, plus (i) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and/or 144, or any successor pronouncement, minus (j) net unrealized gains related to trading or non-trading energy derivatives, and minus (k) any non-cash gains or other items increasing net income for such period, other than such gains that represent an accrual of revenue in the ordinary course of business; provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, and (ii) any cash extraordinary, unusual or other non-recurring gains or losses shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDA. If during any period for which Consolidated EBITDA is being determined, RERH Holdings or any Subsidiary shall have made or consummated any asset sale that is not fully included in discontinued operations, then Consolidated EBITDA shall, to the extent such asset sale is not excluded from Consolidated EBITDA pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such asset sale had been made or consummated as of the beginning of the first day of such period.
          “Consolidated Interest Charges” means, without duplication, for any period for RERH Holdings and its Subsidiaries on a consolidated basis, (a) the total interest expense for such period (including the Monthly Sleeve Fee (and any similar payment payable to a Replacement Sleeve Provider, however defined), amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates), whether or not included as interest expense in accordance with GAAP), plus (b) any capitalized interest during such period, plus (c) any interest accruing on indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; minus (d) (i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, and (ii) in all cases whether expensed or amortized, any interest expense attributable to (A) any makewhole or premium paid in connection with the repayment of any Indebtedness not prohibited hereunder, or (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with, including those arising out of the preparation for the maturity of, (1) this Agreement or the Working Capital Facility or (2) the incurrence of any Indebtedness not prohibited hereunder after the Third A&R Date.
          “Contingent Exposure Amount” means, with respect to any Accepted Trades, the aggregate Dollar amount of all potential liability of the Merrill Parties in respect of such Accepted Trades, as reasonably determined by the Merrill Parties to a 99.0% (2.32-sigma) confidence level.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Controller” means the Controller of NRG Parent or the individual with equivalent responsibilities to the Controller as of the Third A&R Date.
          “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
          “Core Collateral Subsidiary” has the meaning ascribed thereto in the Parent Contribution Agreement.

          “Counterparty” means a Person that at any time sells, delivers, purchases and/or receives, or is or can be required to sell, deliver, purchase and/or receive, Accepted Products to or from any Reliant Retail Obligor.
          “Counterparty Document” means, with respect to each Accepted Counterparty, the Power and Hedging Contract, Credit Support Agreement and ML Guarantee and any related certificates, documents and agreements, as applicable, relating to such Accepted Counterparty.
          “Counterparty Limitations” means, in respect of an Accepted Counterparty and an Accepted Product, each of the limits set forth on Exhibit B.
          “CPT” means the prevailing time in Houston, Texas.
          “Credit Rating” means at any time:
     (a) with respect to any Accepted Counterparty, if Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced, Dollar-denominated debt of such Accepted Counterparty, such credit rating, or, if such credit rating is not available, the issuer rating of such Accepted Counterparty, issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of the Accepted Counterparty (in the event of a split rating the lower rating shall apply);
     (b) with respect to any Accepted Counterparty, if (i) clause (a) above does not apply at such time, (ii) the obligations of such Accepted Counterparty are guaranteed by any Person, (iii) the Sleeve Provider has approved in its reasonable discretion the form of such guarantee and (iv) Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced debt of such guarantor, such credit rating issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of the guarantor (in the event of a split rating the lower rating shall apply);
     (c) with respect to any Accepted Counterparty, if neither clause (a) nor clause (b) above shall apply at such time, the credit rating, if any, for such Accepted Counterparty designated in writing by the Sleeve Provider and in effect at such time for purposes of this Agreement (which the Sleeve Provider may designate or withhold in its reasonable discretion after consultation with, and review of any relevant credit information provided by, the Reliant Retail Obligors); or
     (d) with respect to the ML Guarantee Provider, if Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced, Dollar-denominated debt of the ML Guarantee Provider, such credit rating, or, if such credit rating in not available, the issuer rating of the ML Guarantee Provider, issued by Moody’s or S&P, as applicable, as in effect at such time in respect of the ML Guarantee Provider.
          “Credit Sleeve Obligations” mean the Obligations of the Reliant Retail Obligors under this Agreement, including the Reimbursement Obligations and the Obligations in respect of the payment of all Monthly Sleeve Fees, Additional Sleeve Fees and Excess Exposure Fee required hereunder.

          “Credit Sleeve Termination Date” means the earliest date on which the Credit Sleeve Obligations have been terminated and satisfied in full and all Merrill Collateral, including all ML Guarantees, posted by the Merrill Parties has been returned to the Merrill Parties or reimbursement has been made therefore and on which all other obligations owed to the Merrill Parties hereunder and under the other Transaction Documents have been paid and satisfied in full in accordance with Section 6.19 (in each case, other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable that expressly survive termination of this Agreement and the other Transaction Documents).
          “Credit Support Agreement” means a credit support agreement among an Accepted Counterparty, REPS and the Sleeve Provider, in each case, in the form in effect as of the Third A&R Date, or in such other form as REPS and the Sleeve Provider may otherwise agree, in accordance with Section 2.02, providing for credit support with respect to a Power and Hedging Contract.
          “Current Draw Reimbursement Obligations” means Draw Reimbursement Obligations other than any portion thereof that becomes a Deferred Reimbursement Obligation.
          “Current Mark-to-Market” has the meaning ascribed thereto in Schedule 1.01(c).
          “Current Payables” means, for any day, the aggregate accounts payable balance of the Reliant Retail Obligors under all Power and Hedging Contracts and Power Purchase Agreements as of the first day of the calendar month in which such day falls, as reflected in the books and records of the Reliant Retail Obligors.
          “Data Failure Event of Default” has the meaning ascribed thereto in Schedule 1.01(c).
          “Default” means an Event of Default or an event that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Deferred Cure Reimbursement Obligations” has the meaning ascribed thereto in Section 12.07(b).
          “Deferred Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.
          “Deferred Reimbursement Obligations” means the Deferred Draw Reimbursement Obligations and Deferred Cure Reimbursement Obligations.
          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Credit Sleeve Termination Date. Notwithstanding the preceding sentence, any Capital Stock of NRG Parent that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require NRG Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock of any Reliant Retail Obligor deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that RERH Holdings and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “Dollars” and “$” means lawful money of the United States of America.
          “Downgrade Event” means, with respect to any Person, the Credit Rating of such Person in effect on the Initial Effective Date or when such Person first becomes an Accepted Counterparty, as applicable, is downgraded by either of Moody’s or S&P by two notches or has been downgraded by one notch and put on watch list for a possible additional downgrade by either of Moody’s or S&P.
          “Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.
          “EEI Master Agreement” means the Edison Electric Institute Master Power Purchase and Sale Agreement, version 2.1 (modified 04/25/00) as in effect from time to time.
          “EFS Transaction” means, in respect of any NYMEX Exchange Traded Contract(s) held by REPS, an exchange of such futures for a swap transaction between REPS and the Sleeve Provider executed on the NYMEX, in accordance with any applicable rules and procedures, pursuant to which the Sleeve Provider and REPS exchange (a) the number of NYMEX Exchange Traded Contract(s) held by REPS at the volume weighted average price at which REPS entered into such Exchange Traded Contract(s) for (b) related Mirror NYMEX OTC Contracts.
          “Energy” means “Energy” as defined in Schedule P to the EEI Master Agreement.
          “Environmental Laws” means any and all Federal, state, local, regional and foreign statutes, laws, rules of common law, constitutional provisions, regulations, ordinances, rules judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or Hazardous Materials, including, those relating to the use analysis, generation, manufacture, storage, discharge, emission, release, disposal, transportation treatment, investigation, removal, or remediation of Hazardous Materials. Environmental Laws include those acts commonly referred to as: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act; the National Environmental Policy Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and their state counterparts.
          “EOO Transaction” means, in respect of any NYMEX Exchange Traded Contract(s) held by REPS, an exchange of such NYMEX options for an over-the-counter option transaction between REPS and the Sleeve Provider executed on NYMEX, in accordance with any applicable rules and procedures, pursuant to which the Sleeve Provider and REPS exchange

(a) the number of NYMEX options held by REPS for (b) related Mirror NYMEX OTC Contracts.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “ERCOT” means the Electric Reliability Council of Texas, or any successor thereto.
          “ERCOT Market” means the electric market to which ERCOT regulation applies.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of the controlled group of RERH Holdings or under common control with RERH Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001(a)(14) of ERISA.
          “ERISA Event” means (a) a reportable event (within the meaning of Section 4043 of ERISA) with respect to a Pension Plan; (b) a withdrawal by RERH Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) by RERH Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon RERH Holdings or any ERISA Affiliate.
          “ESDS” means the Exposure Step-Down Schedule set forth on Schedule 1.01(d).
          “ESDS Calculation Date” means, with respect to any calendar month, the last Business Day of the immediately preceding month.
          “Event of Default” means a Sleeve Provider Event of Default or a Reliant Event of Default.
          “Excess Exposure Fee” means, with respect to any calendar month, the “Excess Exposure Fee” for such month set forth on the Fee Schedule.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Traded Contract” means each trade of an Accepted Product traded and cleared on an Accepted Exchange held or obtained by REPS relating to the sale, purchase, delivery or receipt of any Accepted Product.
          “Excluded Subsidiary” has the meaning ascribed thereto in the Parent Contribution Agreement.
          “Exclusivity and Fee Letter” means that certain letter dated February 22, 2009 from NRG Parent and accepted and agreed to by the Merrill Parties, relating to the transactions contemplated hereby.
          “Exempt Subsidiary” has the meaning ascribed thereto in the Parent Contribution Agreement.
          “Existing CSRA” has the meaning ascribed thereto in the introductory paragraphs to this Agreement.
          “Exposure” means, as of any ESDS Calculation Date, (a) the sum, without duplication, of (i) the Current Mark-to-Market, (ii) all cash, letters of credit, surety bonds and any cash equivalents posted by the Merrill Parties under this Agreement, (iii) the aggregate amount of all outstanding ML Guarantees (other than any ML Guarantee of an Accepted Trade) and (iv) Current Payables, minus (b) all Posted Collateral, in each case, as determined by the Merrill Parties as of such ESDS Calculation Date and set forth in the related Exposure Report; provided that for purposes of the foregoing (a) Current Mark-to-Market shall exclude the effect of any Accepted Trades under the PMI/REPS RW ISDA so long as no “Event of Default” or “Termination Event” shall have occurred and be continuing thereunder, (b) Current Mark-to-Market shall exclude the effect of the True Forward Hedge Positions solely to the extent such positions are in-the-money to the Reliant Retail Obligors and exceed Current Payables and (c) the amount of any ML Guarantee shall be deemed equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such ML Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by ML Guarantee Provider in good faith. Without limiting any challenge rights of the Reliant Retail Obligors provided in Part I of Schedule 1.01(c), the determination of Exposure shall be conclusive and binding on all of the Parties hereto absent manifest error. As used in this definition, “True Forward Hedge Positions” means all Forward Hedge Positions (as defined in Schedule 1.01(c)) other than Mirror OTC Contracts.
          “Exposure Report” has the meaning ascribed thereto in Schedule 1.01(c).19.
          “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of RERH Holdings or Board of Directors of RERH Holdings or the selling entity (unless otherwise provided in this Agreement).
          “Failure to Pay or Post” means, in respect of any Accepted Counterparty, any event of default (after any applicable cure period) for failure to make payment or post collateral

(howsoever defined) by such Accepted Counterparty under its related Power and Hedging Contract with REPS (including, as applicable, its related Credit Support Agreement).
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Sleeve Provider.
          “Fee Schedule” means the fee schedule set forth on Schedule 1.01(d).
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Federal Tax Payable Amount” has the meaning set forth in the NRG Parent Services Agreement.
          “FERC” means the Federal Energy Regulatory Commission, or any successor thereto.
          “Financial Officer” means, with respect to any Reliant Retail Obligor, any of the chief financial officer, principal accounting officer, treasurer or controller thereof.
          “First Execution Date” means September 24, 2006.
          “Fiscal Quarter” means each three month period of a Fiscal Year ending on March 31, June 30, September 30, and December 31.
          “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
          “GLO” means the Texas General Land Office.
          “GLO Amount” means, at any time, the aggregate outstanding amount owed to GLO in respect of the outstanding GLO Payments (as such term is defined in the GLO Contract).

          “GLO Assignment Agreement” means the partial assignment and assumption agreement dated as of the Third A&R Date in respect of the GLO Contract, between REPS, as assignor, and RETR, as assignee, together with the consent and release of GLO in respect thereof
          “GLO Contract” means that certain Energy Supply and Services Agreement dated as of December 12, 2006, between GLO and REPS.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, county, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent system operator, transmission organization or other entity to the extent exercising executive, legislative, judicial, taxing, monetary, regulatory, supervisory or administrative powers or functions of or pertaining to government or the regulation of the Retail Energy Business, including Approved ISOs and Approved Market Regulators in such capacities as regulators of their applicable markets.
          “Governmental Contract” means a contract for the purchase or sale of any retail electric products or services between any Reliant Retail Obligor and a Governmental Customer.
          “Governmental Customer” means (a) any agency, authority, instrumentality, central bank, independent system operator, transmission organization or other entity owned or controlled by any Governmental Authority or (b) any Person that is or could be a Governmental Authority; in either case, to the extent acting in a commercial capacity under a Governmental Contract, including Approved ISOs and GLO in such capacities.
          “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise; provided, that standard contractual indemnities that do not relate to Indebtedness shall not be considered a Guarantee). The term “Guarantee” as a defined verb has a corresponding meaning.
          “Guaranteed Obligations” has the meaning ascribed thereto in Section 11.01.
          “Hazardous Materials” means all explosive, flammable, corrosive or radioactive substances or wastes and all hazardous, carcinogenic, mutagenic or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, toxic mold and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk, (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (d) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, in each case under clause (a), (b), (c) and (d), entered into by such Person.
          “ICE” means the IntercontinentalExchange, Inc. or its successor.
          “ICE Block Transaction” means, in respect of any ICE Exchange Traded Contract(s) held by REPS, transactions between REPS and the Sleeve Provider, pursuant to which the Sleeve Provider and REPS (a) execute a block trade entered into ICE in accordance with any applicable rules and procedures, whereby Sleeve Provider takes the same net long or short position as that initially held by REPS for the number of ICE Exchange Traded Contract(s) held by REPS at the volume weighted average price at which REPS entered into such ICE Exchange Traded Contract(s) and (b) enter into related Mirror ICE OTC Contracts.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;
     (c) in respect of banker’s acceptances;
     (d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions, Synthetic Lease Obligations or financing leases;
     (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;
     (f) representing any Interest Hedging Obligations; or
     (g) consisting of Disqualified Stock;
whether or not any of the preceding items appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be:

     (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (ii) the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness;
     (iii) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:
     (A) the Fair Market Value of such asset at such date of determination, and
     (B) the amount of such Indebtedness of such other Persons; and
          (iv) in respect of any Guarantee, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
          “Information Technology Systems” means all information technology systems used in the operation of the Retail Energy Business including hardware, software, middleware, tools, databases, technical and business information, know-how or other data or information, related documents, registrations and franchises, licenses or leases for any of the foregoing and all license rights and all additions, improvements, enhancements and accessions thereto, and books and records describing or used in connection with any of the foregoing.
          “Initial Effective Date” means December 1, 2006.
          “Initial Contribution” has the meaning ascribed thereto in the Parent Contribution Agreement.
          “Intercompany Cash Management Agreement” means the Intercompany Cash Management Agreement dated as of the Initial Effective Date among RERH Holdings and its Subsidiaries.
          “Interest Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:
     (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (b) other agreements or arrangements designed to manage interest rate risk; and
     (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

          “Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit or posting of cash collateral by the Reliant Retail Obligors and each of their Subsidiaries in the ordinary course of business. The acquisition by the Reliant Retail Obligors or their Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Reliant Retail Obligor or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
          “Investment Grade Rating” means a Credit Rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
          “IP License Agreement” means the IP Cross License Agreement dated as of the Third A&R Date between REI, RERH and the IT Trust, or any replacement or successor agreement approved by the Merrill Parties.
          “IP Trust” means the Reliant Energy Trademark Trust, a Delaware statutory trust, or any replacement or successor trust formed for a similar purpose and approved by the Merrill Parties.
          “IT Service Agreement” means the IT Service Agreement dated as of the Initial Effective Date between IT Trust and one or more of the Reliant Retail Obligors, or any replacement or successor agreement, or any similar agreement between one or more of the Reliant Retail Obligors and the NRG IT Trust, in each case, approved by the Merrill Parties.
          “IT Trust” means the RRI Energy IT Trust, a Delaware statutory trust.
          “IT Trust Management Agreement” means the IT Trust Management Agreement dated as of the Initial Effective Date between REI and IT Trust, or any replacement or successor agreement, or any similar agreement between NRG Parent (or an Affiliate of NRG Parent) and the NRG IT Trust, in each case, approved by the Merrill Parties.
          “IT Trust Transfer and Allocation Plan” means a detailed written plan in form, scope and substance satisfactory to the Sleeve Provider outlining in detail, among other things, the proposed allocation of assets held in the IT Trust on the Third A&R Date between REI and its Subsidiaries, on the one hand and the Reliant Retail Obligors, on the other hand, including, (a) the manner of transfer, (b) the timing of transfer, (c) the third-party consents required to be obtained in connection with the transfer and (d) such other information as MLCI may reasonably request, as such plan may be modified and supplemented from time to time with the consent of the Sleeve Provider.

          “Joinder Agreement” means a Joinder Agreement in the form of Exhibit G or in such other form as REPS and the Merrill Parties may agree executed pursuant to Section 6.11(a)(i) in connection with a Subsidiary of RERH Holdings becoming an “Other Reliant Retail Obligor” hereunder.
          “Law” means, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, including ERCOT, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Level I Violation”, “Level II Violation” or “Level III Violation” means a violation relating to the Risk Management Policy, described as such in Schedule 1.01(a), with respect to Approved Markets.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.
          “Loans” means (i) the loans made by the Working Capital Facility Provider to REPS under, and in accordance with, the Working Capital Facility and (ii) the loans made by Replacement Working Capital Providers to REPS under, and in accordance with, any Replacement Working Capital Facilities.
          “Make-whole Payment” has the meaning ascribed thereto in Section 3.05.
          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board.
          “Marks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations used by the Reliant Retail Obligors in the Retail Energy Business, including those set forth on Schedule 1.01(e), and all related applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world, as are necessary to operate the Retail Energy Business using the “Reliant” name consistent with the arrangements in place for the Retail Energy Business as of the Third A&R Date.
          “Market Information” means market information such as price curves, volatilities, interest rates and similar information for which quotes are customarily available from reference market makers.
          “Master Separation Agreement” has the meaning ascribed thereto in the Purchase and Sale Agreement.
          “Material Adverse Effect” means a material adverse effect upon (a) the business, operations, property or financial condition of RERH Holdings and its Subsidiaries taken as a whole; or (b) the validity or enforceability against any of RERH Holdings or any of its

Subsidiaries of any Transaction Document to which it is a party or the material rights and remedies of the Sleeve Provider thereunder.
          “Maximum Permitted Exposure” means, for any month, the “Maximum Permitted Exposure” set forth on the ESDS for such month.
          “Merrill Collateral” or “ML Collateral” has the meaning ascribed thereto in Section 3.01.
          “Merrill Parties” means the Sleeve Provider and the ML Guarantee Provider.
          “Mirror ICE OTC Contract” means, in respect of any ICE Exchange Traded Contract(s), the over-the-counter swap leg of the related ICE Block Transaction or the swap that corresponds to the ICE cleared swap contract transferred pursuant to Section 2.03(a) in each case between REPS and the Sleeve Provider (executed under the MLCI/REPS ISDA), (i) in which REPS takes the same net long or short position it took in the related ICE Exchange Traded Contract(s); (ii) that settles on the industry standard settlement date applicable to such Accepted Product; (iii) that has a price per unit equal to the price of the ICE Exchange Traded Contract(s) leg of the ICE Block Transaction or the price of the ICE cleared swap contract transferred pursuant to Section 2.03(a); and (iv) that has a volume equal to the related Adjusted Volume.
          “Mirror NYMEX OTC Contract” means, in respect of any NYMEX Exchange Traded Contracts, the over-the-counter swap leg of the related EFS Transaction or EOO Transaction or the swap that corresponds to the ex-pit transfers made pursuant to Section 2.03(a) in each case between REPS and the Sleeve Provider (executed under the MLCI/REPS ISDA), (i) in which REPS takes the same net long or short position it held in the related Exchange Traded Contracts; (ii) that settles on the industry standard settlement date applicable to such Accepted Product; (iii) that has a price or strike per unit equal to the price or strike of the futures or option leg of the EFS Transaction or EOO Transaction or the price or strike of the future or option transferred pursuant to Section 2.03(a); and (iv) that has a volume equal to the related Adjusted Volume.
          “Mirror OTC Contract” means any Mirror ICE OTC Contract or Mirror NYMEX OTC Contract.
          “ML&Co.” means Merrill Lynch & Co., Inc., a Delaware corporation.
          “MLCI” means Merrill Lynch Commodities, Inc., a Delaware corporation.
          “ML Equivalent Credit Rating” means “A” and “A2” by S&P and Moody’s, respectively, provided that if the Credit Rating for the ML Guarantee Provider by S&P or Moody’s, respectively, is lower, then the actual S&P or Moody’s Credit Rating of the ML Guarantee Provider, respectively, shall apply.
          “ML Guarantee” means a guarantee by the ML Guarantee Provider (i) in substantially the form of Exhibit A1 with respect to Accepted Counterparties or Exhibit A2 with respect to C&I Customers, (ii) in substantially the form of Exhibit A2 with respect to Governmental Customers and Governmental Authorities that do not have requirements with respect to the forms of guarantees received or in such other form of guarantee as is required by the applicable Governmental Customer or Governmental Authority and is reasonably acceptable to the Merrill Parties, and (iii) in such other form as REPS and the Merrill Parties may agree.
          “ML Guarantee Provider” means ML&Co.
          “MLCI/REPS ISDA” means the ISDA 2002 Master Agreement dated the Initial Effective Date between the Sleeve Provider and REPS.
          “ML/REI Letter Agreement” means that certain letter dated as of the Signing Date from REI and accepted and agreed to by the Merrill Parties, relating to the transactions contemplated hereby.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and REPS.
          “Monthly Payment Date” means, in respect of any month, the date two Business Days after the first day of such month.
          “Monthly Sleeve Fee” means, in respect of any month, the “Monthly Sleeve Fee” for such month set forth on the Fee Schedule; provided that following the declaration of an Unwind Start Date by REPS in accordance with Section 9.02(a), the Monthly Sleeve Fee for any month shall equal (i) the “Monthly Sleeve Fee” for such month set forth on the Fee Schedule multiplied by (ii) the Sleeve Adjustment Factor.
          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made, or have been required to be made, by RERH Holdings or any ERISA Affiliate and that is covered by Title IV of ERISA.
          “MWh” means a megawatt hour of energy.
          “MW” means one million watts.
          “Notice Date” has the meaning ascribed thereto in Section 3.02.
          “NRG Collateral Trust Agreement” shall mean the Collateral Trust Agreement dated as of February 2, 2006, between NRG Parent, certain Subsidiaries thereof, Deutsche Bank Trust Company Americas, as Collateral Trustee and the other parties thereto.
          “NRG IT Trust” means the NRG Retail IT Trust, a Delaware statutory trust.
          “NRG IT Trust Agreement” means the IT Trust Agreement dated as of the Third A&R Date among RERH, NRG Parent and Wilmington Trust Company.
          “NRG/ML Letter Agreement” means the letter agreement dated as of the Signing Date from NRG Parent and accepted and agreed to by the Merrill Parties, relating to the transactions contemplated hereby.

          “NRG Parent” means NRG Energy, Inc., a Delaware corporation.
          “NRG Parent Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 8, 2007 between NRG Parent, Citicorp North America Inc., as Administrative Agent, and the lenders and other Persons party thereto, as amended, restated and otherwise modified from time to time.
          “NRG Parent Consent and Agreement” means the Consent and Agreement dated as of the Third A&R Date made by NRG Parent for the benefit of the Collateral Trustee and the Secured Counterparties pertaining to the NRG Parent Services Agreement.
          “NRG Parent Services Agreement” means the Master Services Agreement dated as of the Third A&R Date among NRG Parent on one hand, and RERH Holdings and its Subsidiaries, on the other hand.
          “NRG Power Purchase Agreements” means, collectively, the PMI/REPS RW ISDA and the PMI/REPS STANDARD ISDA.
          “NYMEX” means the New York Mercantile Exchange or its successor.
          “Obligations” means any amounts, principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the applicable documentation.
          “Obligee Guarantor” has the meaning ascribed thereto in Section 11.06.
          “Offsetting Trades” means the over-the-counter positions listed on Part A of Schedule 12.17.
          “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Reliant Retail Obligors” means each of RERH Holdings, RERH, RERS, RERR and any other Subsidiaries of RERH Holdings and, in each case, their respective successors and assigns.
          “Parent Contribution Agreement” means the Contingent Contribution Agreement dated as of the Third A&R Date between NRG Parent, the Sleeve Provider and RERH Holdings.
          “Party” has the meaning ascribed thereto in the preamble to this Agreement.

          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by RERH Holdings or any ERISA Affiliate or to which RERH Holdings or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which RERH Holdings or any ERISA Affiliate has any direct or contingent liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Permitted Investments” means:
     (a) (1) any Investment by a Reliant Retail Obligor in any other Reliant Retail Obligor;
     (b) any Investment in Cash Equivalents, the Collateral Accounts and under the Intercompany Cash Management Agreement;
     (c) any Investment (other than an Investment in Capital Stock) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of Section 7.05;
     (d) any Investments received in compromise or resolution of (A) Obligations of trade creditors or customers that were incurred in the ordinary course of business of the Reliant Retail Obligors, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (e) loans or advances to directors, officers and/or employees made in the ordinary course of business up to an aggregate principal amount not to exceed $2,000,000 at any one time;
     (f) any Investment acquired by any Reliant Retail Obligor on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by any Reliant Retail Obligor with respect to any claim against any other Person;
     (g) receivables owing to any Reliant Retail Obligor, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as such Reliant Retail Obligor deems reasonable under the circumstances;
     (h) other Investments otherwise not prohibited in accordance with this Agreement; provided that the aggregate outstanding amount of Investments under this clause (h) shall not exceed $2,000,000 at any time outstanding;

     (i) Investments in Hedging Obligations, including but not limited to Power and Hedging Contracts and Interest Hedging Obligations, to the extent not otherwise prohibited hereunder; and
     (j) Investments of RERH Holdings and its Subsidiaries on the Signing Date listed on Schedule 1.01(g).
          With respect to all of the foregoing Permitted Investments in Subsidiaries of RERH Holdings that are not Reliant Retail Obligors, such Investments are subject to compliance with Section 6.11(a).
          “Permitted Liens” means:
     (a) Liens under the Collateral Trust Agreement or otherwise securing the Credit Sleeve Obligations and Working Capital Obligations;
     (b) Liens in favor of the Reliant Retail Obligors;
     (c) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;
     (d) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ and other similar Liens or to secure other statutory obligations, in each case, incurred in the ordinary course of business;
     (e) Liens in the form of survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other utilities, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property or other exceptions to title that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (f) Liens securing Indebtedness incurred pursuant to clause (f) of Section 7.03, covering only the assets acquired with or financed by such Indebtedness;
     (g) Liens in the form of financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation, financing lease or an operating lease, in each case, not prohibited hereunder; provided, that no such financing statement extends to, covers or refers to as collateral, any property or assets of RERH or its Subsidiaries, other than the property or assets which are subject to such Capital Lease Obligation, financing lease or operating lease;
     (h) Liens arising out of or in connection with any judgment that does not constitute a Reliant Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of a Reliant Retail Obligor arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;
     (i) Liens in the form of inchoate statutory Liens arising under ERISA;
     (j) Liens in the form of licenses to IP Rights under the IP License Agreement;
     (k) Liens granted during an Unwind Period in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens are granted by a Subsidiary of RERH Holdings to secure such Subsidiary’s obligations to such counterparty under such netting agreement; provided that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted do not secure obligations which are past due;
     (l) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;
     (m) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;
     (n) pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;
     (o) Liens (other than under the Collateral Trust Agreement) incurred in the ordinary course of business of RERH Holdings or any Subsidiary of RERH Holdings securing obligations that do not exceed $2,000,000 in the aggregate at any one time outstanding;
     (p) Liens in favor of any Replacement Sleeve Provider or Replacement Working Capital Provider incurred during an Unwind Period and subject to the Collateral Trust Agreement;
     (q) Liens on assets of Reliant Energy Retail Services, LLC created in connection with Delivery Order No. DABT39-97-C-4046 dated September 1997 and issued by the Directorate of Contracting, Contract Support Division, Ft. Sill, Oklahoma (as more completely described in Schedule 7.14);

     (r) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder; and
     (s) Liens on assets of RERH Holdings or any of its Subsidiaries existing on the Signing Date listed on Schedule 1.01(h).
          “Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by RERH Holdings or its Subsidiaries or with respect to which RERH Holdings or its Subsidiaries could have any direct or contingent liability or, with respect to any such plan that is subject to Section 412 of the Code, or Title IV of ERISA, any such plan established by an ERISA Affiliate.
          “PMI” means NRG Power Marketing LLC.
          “PMI/REPS EEI” means the EEI Master Agreement dated as of December 1, 2006 between PMI and REPS.
          “PMI/REPS RW ISDA” means ISDA 2002 Master Agreement (Right-Way) dated as of the Third A&R Date between PMI and REPS.
          “PMI/REPS STANDARD ISDA” means ISDA 2002 Master Agreement (Standard) dated as of the Third A&R Date between PMI and REPS.
          “Posted Collateral” means, for any day, all cash collateral posted by the Reliant Retail Obligors to the Merrill Parties under this Agreement, including in accordance with Section 6.11(c)(xi) and Section 6.18, which as of such day has not been theretofore been applied or used by the Merrill Parties to satisfy any Secured Obligation or otherwise returned to REPS.
          “Post-Default Rate” means a per annum rate equal to the Base Rate (as in effect from time to time) plus 11.00%.
          “Post-Unwind Start Date Transaction” means an Accepted Trade entered prior to the Unwind Start Date in accordance with this Agreement under which the final delivery date, payment date, or settlement date is scheduled to occur after the Unwind Start Date.
          “Power and Hedging Contract” means each over-the-counter master agreement between REPS and an Accepted Counterparty providing for transactions regarding Accepted Products, and including as part thereof the associated Credit Support Agreement, in each case, existing on the Third A&R Date, the PMI/REPS RW ISDA, the PMI/REPS STANDARD ISDA and any other over-the-counter master agreement between any Reliant Retail Obligor and an Accepted Counterparty entered into after the Third A&R Date with the consent of the Sleeve Provider.

          “Power Purchase Agreements” means, collectively, the Reliant Power Purchase Agreements and the NRG Power Purchase Agreements.
          “Preferred Equity” means, collectively, each of (i) the Certificate of Designations of NRG Parent, adopted December 14, 2004, with respect to 4.0% Convertible Perpetual Preferred Stock, (ii) the Certificate of Designations of NRG Parent, adopted August 5, 2005, with respect to 3.625% Convertible Perpetual Preferred Stock and (iii) the Certificate of Designations of NRG Parent, adopted January 25, 2006, with respect to 5.750% Mandatory Convertible Preferred Stock.
          “Preliminary Exposure Report” has the meaning ascribed thereto in Schedule 1.01(c).19.
          “Prime Rate” means a fluctuating rate of interest equal to the rate of interest most recently announced by the Wall Street Journal as the prime rate for Dollar-denominated loans.
          “Prohibited New C&I Contracts” means any C&I Contract that is entered into on or after Third A&R Date, including any extension or rollover of any C&I Contract in existence as of the Third A&R Date, except as provided in Schedule 1.01(i).
          “Properly Allocable” means with respect to any Allocable State Taxes the percentage of the total tax (not in excess of 100 percent) which the tax of the Reliant Retail Obligors if computed on a separate return would bear to the total amount of the taxes for all members of the group so computed.
          “Projected Financial Statements” means the financial forecast (for the fiscal quarter ending March 31, 2009 and each fiscal quarter of the two following calendar years) for the Retail Energy Business of RERH Holdings and its Subsidiaries most recently delivered to the Sleeve Provider prior to the date hereof.
          “PUCT” means the Public Utility Commission of Texas, or any successor thereto.
          “Purchase and Sale Agreement” has the meaning ascribed thereto in the introductory paragraphs to this Agreement.
          “Qualified Institution” means a major U.S. commercial bank or a foreign bank with a U.S. branch office with a Credit Rating of at least the ML Equivalent Credit Rating.
          “QSE” or “Qualified Scheduling Entity” means a market participant qualified by ERCOT in accordance with the ERCOT protocols to submit schedules and settle payments with ERCOT.
          “Reaffirmation Agreement” means the Reaffirmation Agreement dated as of the Third A&R Date, among the Reliant Retail Obligors, and the Collateral Trustee.
          “RECs” means renewable energy credits.

          “RECS” means Reliant Energy Corporate Services, LLC, a Delaware limited liability company.
          “REES” means Reliant Energy Electric Solutions, LLC, a Delaware limited liability company.
          “REES/REPS Power Purchase Agreement” means the ISDA 2002 Master Agreement dated July 1, 2006, between REES and REPS, relating to (i) the confirmation thereunder outstanding on the Initial Effective Date regarding certain third party agreements related to ERCOT other than “Upton Wind,” and (ii) the confirmation thereunder outstanding on the Initial Effective Date regarding the “Upton Wind” agreement.
          “REI” has the meaning ascribed thereto in the introductory paragraphs to this Agreement.
          “Reimbursement Guarantors” means each of the Other Reliant Retail Obligors and their respective successors and assigns.
          “Reimbursement Guaranty” means the guarantee of the Reimbursement Guarantors to repay the Guaranteed Obligations in accordance with Section 11.
          “Reimbursement Obligations” means the Draw Reimbursement Obligations and the Deferred Reimbursement Obligations.
          “Reliant Default” means any Default with respect to a Reliant Event of Default.
          “Reliant Event of Default” has the meaning ascribed thereto in Section 8.01.
          “Reliant Power Purchase Agreements” means the REES/REPS Power Purchase Agreement, the RES/REPS Power Purchase Agreement and the REPS/RERS Power Purchase Agreement.
          “Reliant Retail Obligors” has the meaning ascribed thereto in the preamble to this Agreement.
          “Remediation Plan” means a written report outlining the sequence of actions that the Reliant Retail Obligors will take to address a Level III Violation and seek to prevent similar Level III Violations from occurring in the future.
          “Replacement Sleeve Provider” means a counterparty or counterparties with a Credit Rating, or a guarantor with a Credit Rating, that is equal to or better than the ML Equivalent Credit Rating, and providing Accepted Products or credit support for the acquisition thereof to RERH Holdings or any of its Subsidiaries during an Unwind Period.
          “Replacement Working Capital Facility” means a working capital facility or similar facility provided by a Replacement Working Capital Provider (a) entered into during the Unwind Period after the commitments under the Working Capital Facility shall have been permanently terminated and the Working Capital Obligations have been paid in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable that expressly survive termination of the Working Capital Facility), (b) having available commitments that, together with all other Replacement Working Capital Facilities then in effect, do not exceed $50,000,000 on an aggregate basis, and (c) having terms, taken as a whole, no less restrictive than the Working Capital Facility on the date of its termination.
          “Replacement Working Capital Provider” means a counterparty or counterparties with a Credit Rating that is at least equal to the ML Equivalent Credit Rating and providing working capital to RERH Holdings or any of its Subsidiaries under a Replacement Working Capital Facility.
          “REPS” has the meaning ascribed thereto in the preamble of this Agreement.
          “REPS/RERS Power Purchase Agreement” means the ISDA 2002 Master Agreement dated July 1, 2006, between REPS and RERS.
          “Required Equity Contribution” means any equity contribution required to be made by NRG Parent to RERH Holdings in accordance with the Parent Contribution Agreement.
          “RERH” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERH Holdings” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERR” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERS” has the meaning ascribed thereto in the preamble to this Agreement.
          “RES” means Reliant Energy Services, Inc., a Delaware corporation.
          “Residential Mass Customer” means any residential customer of the Reliant Retail Obligors.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Party and, in addition with respect to RERH Holdings, any officer thereof that is also a vice president or more senior officer of NRG Parent (excluding vice presidents in marketing). Any document delivered hereunder that is signed by a Responsible Officer of a Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Party.
          “Restricted Payment” means any of the following:
     (a) any declaration or payment of any dividend or the making of any other payment or distribution on account of RERH Holdings’, or any of its Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving RERH Holdings or any of its Subsidiaries) or to the direct or indirect holders of RERH Holdings’ or any of its Subsidiaries’ Equity Interests, in each case in their capacity as such, (other than dividends or distributions payable in Equity Interests of RERH Holdings or to RERH Holdings or any Other Reliant Retail Obligor);
     (b) any purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation involving RERH Holdings) of any Equity Interests of RERH Holdings; or
     (c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of RERH Holdings and its Subsidiaries that is contractually subordinated to the Credit Sleeve Obligations (excluding any intercompany Indebtedness, intercompany receivables or intercompany advances between or among any of the Reliant Retail Obligors).
For the avoidance of any doubt, payments or distributions under the NRG Parent Services Agreement are not Restricted Payments.
          “Retail Acquisition” has the meaning ascribed thereto in the introductory paragraphs to this Agreement.
          “Retail Company Service Fee” has the meaning ascribed thereto in the NRG Parent Services Agreement.
          “Retail Energy Business” means the business of providing Accepted Retail Products in retail electricity markets in the United States and any businesses incidental or related thereto and performing under the Transaction Documents and any activities incidental or related thereto.
          “Retail Letter Agreement” means that certain letter agreement dated as of the Third A&R Date by and among NRG Retail and the Working Capital Facility Provider.
          “Retail Organizational Documents” means the Organizational Documents of each of the Reliant Retail Obligors.
          “Retail Provided Services” has the meaning ascribed thereto in the NRG Parent Services Agreement.
          “Risk Limit” means any of the limits specified in GEP Conversion and Limits, Hourly Scheduled Energy, Natural Gas Basis, Power Average Daily Peak Contractual Load, or Power Basis, in each case as such terms are defined in Section VII (ERCOT) of the Risk Management Policy.
          “Risk Limit Report” has the meaning ascribed thereto in Schedule 1.01(c).19.
          “Risk Management Event of Default” has the meaning ascribed thereto in Section 6.13.

          “Risk Management Policy” means the “Reliant Energy – Retail Risk Policy” set forth in Exhibit E1, as the same may be updated from time to time in accordance with Section 6.13.
          “S&P” means Standard & Poor’s Ratings Group (presently a division of The McGraw-Hill Companies, Inc.), together with its successors, or, if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and REPS.
          “Scheduled Term” means the period from the First Execution Date through November 1, 2010.
          “Scheduling Entity” means a market participant qualified by an Approved ISO or Approved Market Regulator to submit schedules, settle payments and handle like matters within an Approved Market, including, with respect to ERCOT, a QSE.
          “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
          “Secured Obligations” has the meaning ascribed thereto in the Collateral Trust Agreement.
          “Secured Counterparties” has the meaning ascribed thereto in the Collateral Trust Agreement.
          “Security Agreement” means the Security Agreement dated as of the Initial Effective Date among the Reliant Retail Obligors, and the Collateral Trustee.
          “Security Documents” shall mean (i) the Collateral Trust Agreement, the Security Agreement, the NRG Parent Consent and Agreement, the Blocked Account Agreement, the Reaffirmation Agreement (ii) each other security agreement, pledge agreement, mortgage, deed of trust, assignment agreement, consent and agreement and other instrument being executed concurrently therewith or herewith or from time to time hereafter pursuant to which a Lien has been granted by the Reliant Retail Obligors in favor of the Collateral Trustee (for the benefit of the Secured Counterparties) on any of their respective assets to secure any of the Secured Obligations, and (iii) any intercreditor or like agreements related to any of the foregoing to which any Reliant Retail Obligor, NRG Retail LLC or any of their respective Subsidiaries or NRG Parent, is a party. For the avoidance of doubt, “Security Documents” will not include the NRG Collateral Trust Agreement.
          “Senior Note Documents” means any or all of the following:
     (a) The Base Indenture, dated as of February 2, 2006 (as amended, restated, modified or otherwise in effect from time to time) (the “Base Indenture”), by and between the NRG Energy, Inc. and Law Debenture Trust Company of New York, as trustee (the “Trustee”);

     (b) First Supplemental Indenture, dated as of February 2, 2006, by and among the NRG Energy, Inc., the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.250% Senior Notes due 2014;
     (c) Second Supplemental Indenture, dated as of February 2, 2006, by and among the NRG Energy, Inc., the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.375% Senior Notes due 2016;
     (d) Third Supplemental Indenture, dated as of March 14, 2006, by and among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (e) Fourth Supplemental Indenture, dated as of March 14, 2006, by and among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (f) Fifth Supplemental Indenture, dated as of April 28, 2006, by and among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (g) Sixth Supplemental Indenture, dated as of April 28, 2006, among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (h) Seventh Supplemental Indenture, dated November 13, 2006 among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (i) Eighth Supplemental Indenture, dated November 13, 2006 among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (j) Ninth Supplemental Indenture, dated as of November 21, 2006, by and among the NRG Energy, Inc., the subsidiaries of the NRG Energy, Inc. set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.375% Senior Notes due 2017;
     (k) Tenth Supplemental Indenture, dated July 19, 2007 among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (l) Eleventh Supplemental Indenture, dated July 19, 2007 by and among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (m) Twelfth Supplemental Indenture, dated as of July 19, 2007 among the NRG Energy, Inc., the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee;
     (n) Thirteenth Supplemental Indenture, dated as of August 28, 2007 among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;

     (o) Fourteenth Supplemental Indenture, dated as of August 28, 2007, by and among the NRG Energy, Inc., the guarantors listed on the signature page thereto and the Trustee;
     (p) Fifteenth Supplemental Indenture, dated as of August 28, 2007 , by and among the NRG Energy, Inc., the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee; and
     (q) Any other supplemental indenture issued pursuant to the Base Indenture.
          “Senior Notes” shall mean each note issued pursuant to the Senior Note Documents.
          “Significant Subsidiary” has the meaning ascribed thereto in the Parent Contribution Agreement.
          “Signing Date” means February 28, 2009.
          “Sleeve Adjustment Factor” means, as of any ESDS Calculation Date, the ratio of (i) the total contracted volume of the Reliant Retail Obligors’ power and gas positions for all Accepted Trades supported by the Merrill Parties over (ii) the sum of (a) the total contracted volumes of the Reliant Retail Obligors’ power and gas positions supported by the Merrill Parties plus (b) the total contracted volumes of the Reliant Retail Obligors’ power and gas positions supported by a Replacement Sleeve Provider, in each case, as of such ESDS Calculation Date.
          “Sleeve Provider” has the meaning ascribed thereto in the title paragraph hereto.
          “Sleeve Provider Event of Default” has the meaning ascribed thereto in Section 8.02.
          “Sleeve Provider Default” means any Default with respect to Sleeve Provider Event of Default.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.

          “Specified Transaction” means, with respect to any Person (i) any prepaid forward sale of energy, oil, gas or minerals by such Person that is intended primarily as a borrowing of funds, excluding volumetric production payments, and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds, or any combination of any of the foregoing, with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
          “State Tax Distribution Amount” means with respect to any Allocable State Taxes, on any date of determination, the excess of (a) the cumulative amounts, for periods beginning on or after the Third A&R Date, of Allocable State Taxes Properly Allocable to the Reliant Retail Obligors as shown on tax returns relating thereto (and reflecting any adjustments thereto agreed upon with applicable Governmental Authorities or as determined by courts of competent jurisdiction), over (b) amounts previously distributed pursuant to Section 6.11(c)(ii) of this Agreement.
          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Third A&R Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
          “Sublease “ means the Sublease Agreement dated as of the Initial Effective Date between Reliant Energy Corporate Services, LLC, a Delaware limited liability company, as Sublessor, and RERR, as Sublessee.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
          “Target Exposure” means, for any day, the “Target Exposure” set forth on the ESDS for the date on or most recently preceding such day.
          “Tax Code” means Title 26 of the United States Code (Internal Revenue), 26 U.S.C. Section 1 et seq.
          “Tax Subordination Agreement” means the Tax Subordination Agreement dated as of the Third A&R Date made by NRG Parent and the Reliant Retail Obligors for the benefit of the Merrill Parties and the Working Capital Facility Provider.
          “TDSP” means a transmission or distribution service provider.
          “Term” has the meaning ascribed thereto in Section 2.06.

          “Third A&R Date” has the meaning ascribed thereto in the preamble to this Agreement.
          “Transaction Documents” means (i) this Agreement, (ii) the Working Capital Facility, (iii) the Security Documents, (iv) the Parent Contribution Agreement, (v) the Retail Organizational Documents, (vi) the NRG Parent Services Agreement, (vii) the NRG Power Purchase Agreements, (viii) [intentionally deleted], (ix) the Transition Services Agreement, (x) NRG/ML Letter Agreement, (xi) [intentionally deleted], (xii) Mirror OTC Contracts, (xiii) the IP License Agreement, (xiv) the IT Trust Transfer and Allocation Plan, (xv) [intentionally deleted], (xvi) the IT Service Agreement, (xvii) the IT Trust, (xviii) the IT Trust Management Agreement, (xix) NRG IT Trust, (xx) the Exclusivity and Fee Letter, (xxi) the Tax Subordination Agreement, (xxii) the Sublease, and (xxiii) any other contract or agreement (including ISDA Master Agreements, but excluding any Credit Support Agreements) between any Merrill Party or its Affiliates, on one hand, and any Reliant Retail Obligor or its Affiliates, on the other hand, relating to the transactions contemplated hereby.
          “Transition Services Agreement” means the Transition Services Agreement dated as of the Third A&R Date among NRG Parent, REI, and the Reliant Retail Obligors, with respect to certain interim employment matters, intellectual property and information technology matters and other interim matters related to the Reliant Retail Obligors.
          “Transition End Date” has the meaning ascribed thereto in Section 6.19.
          “Transition Period” means the period from the Transition Start Date through the Transition End Date.
          “Transition Start Date” means the date 90 days prior to the last day of the Scheduled Term.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York and (solely with respect to the perfection or priority of any Lien in personal property or fixtures or control over Collateral that constitutes personal property or fixtures) the Uniform Commercial Code as in effect from time to time in the jurisdiction that governs such perfection, priority or control (as applicable), provided that, for purposes of each Security Document in which the term “UCC” is separately defined, “UCC” has the meaning assigned to such term in such Security Document.
          “Unaudited Financial Statements” means the unaudited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of the Fiscal Quarter ended March 31, 2009, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and cash flows for the Fiscal Quarter then ended, including normal year-end adjustments and without comparisons to prior periods.
          “Unfunded Pension Liability” means the failure of a Pension Plan to satisfy the minimum funding standard applicable to such Pension Plan for any plan year, as determined in accordance with Section 412 of the Code.

          “Unrestricted Subsidiary” has the meaning ascribed thereto in the Parent Contribution Agreement.
          “Unwind Conclusion Date” means, with respect to any Unwind Start Date, the Credit Sleeve Termination Date.
          “Unwind Period” means the period from the Unwind Start Date through the Unwind Conclusion Date.
          “Unwind Start Date” means the earliest of (a) the date for the beginning of an Unwind Period declared by the Sleeve Provider in connection with a Reliant Event of Default in accordance with Section 9.01(a), (b) the date for the beginning of an Unwind Period declared by REPS in accordance with Section 2.06(b), and (c) the date for the beginning of an Unwind Period declared by REPS in connection with a Sleeve Provider Event of Default in accordance with Section 9.02(a).
          “Upton Wind Side Letter” means the letter agreement regarding the “Upton Wind” agreement dated as of the Third A&R Date, by and among REPS, REI and the Sleeve Provider.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          “Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person.
          “Working Capital Adjustment Amount” means, on any date of determination, the excess of (a) the cumulative amount, for periods beginning on or after the Third A&R Date, of all payments due and payable to REI in accordance with Section 7.13 of the Purchase and Sale Agreement, over (b) the aggregate amount previously distributed pursuant to Section 6.11(c)(x) of this Agreement.
          “Working Capital Facility” means the Working Capital Facility dated as of September 01, 2006, as amended and restated as of the Third A&R Date, among Working Capital Facility Provider, as Lender, REPS, as Borrower, and the Other Reliant Retail Obligors, as Guarantors.
          “Working Capital Facility Provider” means Merrill Lynch Capital Corporation, a Delaware corporation.
          “Working Capital Obligations” mean the Obligations of the Reliant Retail Obligors under the Working Capital Facility.
          “Work Plan” means a written report outlining a series of actions that the Reliant Retail Obligors will take to develop a Remediation Plan.

          1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements or modifications, renewals or replacements set forth therein or herein), (b) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this Section 1.02, a “law”) shall refer to that law as amended from time to time and shall include any successor law, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.
          1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Sleeve Provider hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with that used in the financial statements referred to in Section 5.05.
          Section 2. Credit Sleeve for Reliant Retail Obligors
          2.01. Credit Sleeve Generally; Exclusivity (a) Commitment of Merrill Parties. From and after the Third A&R Date and during the remainder of the Term, and otherwise subject to and in accordance with the terms and conditions of this Agreement (including Sections 2.04 and 2.05), at the request of REPS from time to time, subject to the proviso below, the Merrill Parties shall:
     (i) cause the ML Guarantee Provider to perform under ML Guarantees in respect of REPS’ obligations under the Power and Hedging Contracts, including Credit Support Agreements, and prevent any events of default or termination events relating solely to the ML Guarantee Provider as a credit support provider under such Power and Hedging Contracts, including the related Credit Support Agreements;
     (ii) cause the Sleeve Provider to perform under Credit Support Agreements providing credit support for the obligations under the Power and Hedging Contracts, and prevent any events of default or termination events relating solely to the Sleeve Provider as a credit support provider under the Credit Support Agreements related to the Power and Hedging Contracts;
     (iii) cause the Sleeve Provider to execute and deliver and perform under EFS

Transactions, EOO Transactions and ICE Block Transactions in connection with Exchange Traded Contracts entered into by REPS, or held by REPS on the Third A&R Date, or subsequently obtained by REPS, in each case, in accordance with the provisions of Section 2.03;
     (iv) cause the ML Guarantee Provider to perform under ML Guarantees in connection with the C&I Contracts and Governmental Contracts listed on Schedule 2.04 (but, in each case, excluding any Prohibited New C&I Contracts);
     (v) subject to Section 2.05, cause the ML Guarantee Provider to execute and deliver ML Guarantees to, and cause the Sleeve Provider to provide or post cash collateral to, Governmental Authorities for Persons making customer deposits and advance payments and Persons constituting transmission and distribution service providers (for this paragraph, collectively the “regulatory beneficiaries”), for, in all cases, the obligations of the Reliant Retail Obligors to such regulatory beneficiaries regarding (A) regulatory requirements with respect to the conduct of the Retail Energy Business in Approved Markets under or with Governmental Authorities, (B) the obligations of the Reliant Retail Obligors with respect to customer deposits and advance payments relating to Approved Markets as required by Governmental Authorities (including, with respect to the ERCOT Market area, under PUCT Subst. Reg. 25.107, or any successor thereto), provided that the same are for the benefit of Persons making customer deposits and advance payments and are payable or made at the direction of the Reliant Retail Obligors, and (C) the obligations of the Reliant Retail Obligors with respect to transmission and distribution service in Approved Markets required by Governmental Authorities (including, with respect to the ERCOT Market area, posting requirements under PUCT Subst. Reg. 25.108, or any successor thereto); and
     (vi) execute and deliver such further certificates, documents and agreements, and take such further actions, as REPS may reasonably request to fully implement the intent of the foregoing;
     Provided, however, that the foregoing commitments of the Merrill Parties are subject to the following:
     (1) the commitments of the Merrill Parties to enter into any ML Guarantees or Credit Support Agreements, any EFS Transactions, EOO Transactions, Mirror OTC Contracts or ICE Block Transactions or any agreement to post or provide cash collateral to Governmental Authorities, are subject to the satisfaction of the conditions precedent set forth in Section 4;
     (2) on and after the Third A&R Date the Reliant Retail Obligors shall not enter into any Prohibited New C&I Contracts; provided that the Merrill Parties agree to consider in good faith any request of the Reliant Retail Obligors to enter into a Prohibited New C&I Contract hereunder so long as such request and such Prohibited New C&I Contract are consistent with the exceptions set forth on Schedule 1.01(i) in respect of C&I Business entered into after the Third A&R Date.

          (3) on and after the Third A&R Date the ML Guarantee Provider shall not be obligated to execute and deliver, or perform under, any new ML Guarantee; and
          (4) following an Unwind Start Date, (A) commitments with respect to any ML Guarantees and Credit Support Agreements, and EFS Transactions, EOO Transactions, Mirror OTC Contracts and ICE Block Transactions, other than those described in clause (B) below shall be limited to transactions outstanding on the Unwind Start Date and the maintenance and modification of hedges in Accepted Products where those hedges are in place to support contracts with Residential Mass Customers, Business Services Mass Customers and C&I Customers existing on the Unwind Start Date, (B) on the first to occur of the last day of the Scheduled Term and ninety (90) days after the Unwind Start Date, the commitments of the Merrill Parties with respect to providing ML Guaranties or the posting or provision of collateral to Governmental Authorities or with respect to customer deposits shall be terminated, and (C) to the extent of any commitments that have terminated, the Merrill Parties shall have the right to deliver to the applicable Persons notices that such commitments have terminated and the right to the return of any collateral theretofore posted under such commitments.
          The Merrill Parties shall take all actions reasonably requested under this Section 2.01(a) by REPS reasonably promptly upon receipt of such request unless another time period is expressly provided for such actions under this Agreement.
          (b) Exclusivity.
          (i) Subject to Section 2.01(b)(ii), the Reliant Retail Obligors shall conduct all power, gas and other commodity purchases or sales and all hedging transactions entered into or performed after the Third A&R Date either:
     (A) Using Accepted Products under the Power and Hedging Contracts and the Power Purchase Agreements, as applicable, with Accepted Counterparties and within each applicable Counterparty Limitation;
     (B) On an Accepted Exchange in accordance with Section 2.03;
     (C) With Governmental Customers, and, in each case, such transactions shall be solely for the Retail Energy Business;
     (D) [Intentionally Deleted];
     (E) Under transactions outstanding on the Third A&R Date and disclosed in a certificate, dated the Third A&R Date, of a Responsible Officer of REPS;
     (F) Acting as a Scheduling Entity for C&I Customers making purchases from third-parties, provided such transactions do not result in any increase in the aggregate credit risk of the Reliant Retail Obligors to such C&I Customers;

     (G) Under transactions constituting purchases and sales among the Reliant Retail Obligors;
     (H) Under transactions constituting sales of electricity in the ordinary course of the Retail Energy Business to Residential Mass Customers, Business Services Mass Customers and C&I Customers using Accepted Retail Products, provided that from and after the Third A&R Date the Reliant Retail Obligors will not enter into any Prohibited New C&I Contracts;
     (I) [Intentionally Deleted]; or
     (J) Under transactions with third parties (who are not required to be Accepted Counterparties) where such transactions are made such that (1) payment for purchases of applicable RECs are made by the Reliant Retail Obligors after delivery of the RECs to the applicable Reliant Retail Obligor account, (2) delivery of applicable RECs shall take place within 12 months of the execution of the applicable transaction, (3) no ML Guarantee is requested to be provided to the applicable counterparty, and (4) with respect to the applicable counterparty under such transaction, the sum of (x) the quantity of RECs that have been contracted for purchase from such counterparty and its affiliates under previous transactions that have not yet been delivered by such counterparty and affiliates to the applicable Reliant Retail Obligor account and (y) the quantity of RECs contracted for purchase from such counterparty and its affiliates under the subject transaction, does not exceed the limit set forth in the table below:

Type of REC	Quantity
ERCOT	100,000
          (ii) During an Unwind Period, the Reliant Retail Obligors shall have the right to conduct power, gas and other commodity purchases or sales and hedging transactions that would otherwise be restricted by Section 2.01(b)(i) so long as such transactions (A) are either (1) with Accepted Counterparties and, taken together with the transactions under this Agreement, are within applicable Counterparty Limitations, or (2) on an Accepted Exchange, (B) do not impose setoff rights against transactions under Credit Support Agreements, and (C) use Accepted Products, provided that in no event shall the Reliant Retail Obligors enter into any Prohibited New C&I Contracts.
          (iii) Until the commitments under the Working Capital Facility have been terminated and the Working Capital Obligations have been repaid in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable that expressly survive termination of the Working Capital Facility), and unless an Unwind Start Date has occurred, the Reliant Retail Obligors shall not enter into any agreement with any Person for the provision of working capital facilities and, thereafter, shall not enter into any agreement for the provision of working capital facilities other than Replacement Working Capital Facilities.

          2.02. Credit Sleeve of OTC Trading and Hedging Activities.
          (a) Modifications and Collateral Posting Under Power and Hedging Contracts. In connection with the obligations of the Merrill Parties under Section 2.01(a):
     (i) General. Modifications to any Power and Hedging Contract, Credit Support Agreement or ML Guarantee shall require the consent of the Merrill Parties, not to be unreasonably withheld or delayed; provided that consent shall be deemed given with respect to the items provided on Schedule 2.02(a) if not objected to by the Sleeve Provider within one Business Day of the receipt of the related proposed modification. No consent of the Merrill Parties shall be required with respect to confirmations reflecting Accepted Trades under the Power and Hedging Contracts; provided that consent of the Merrill Parties shall be required to execute any confirmation for an Accepted Trade that (i) modifies the underlying terms of any Power and Hedging Contract or (ii) modifies or supplements in any manner (including any supplement providing for posting of additional collateral or any independent amount) the terms of any Credit Support Agreement, but in each case such consent shall not be unreasonably withheld or delayed.
     (ii) [Intentionally Deleted].
     (iii) [Intentionally Deleted].
     (iv) [Intentionally Deleted].
     (v) Notice and Demands for Collateral Posting. Following receipt of notice from any Person, including any Accepted Counterparty or Governmental Customer, that REPS (or the Sleeve Provider on its behalf) is required to post or return collateral in connection with any collateral posting obligation that the Sleeve Provider has undertaken in accordance with this Agreement, REPS shall promptly (and in no event later than, for collateral to be posted on the same day, 11:00 a.m. CPT on such day of receipt, and for collateral to be posted on the next day, 2:00 p.m. CPT on such day of receipt) provide such notice to the Sleeve Provider. On each day in which REPS is permitted to value exposure or make any other determination in respect of collateral to be posted by or to the Sleeve Provider in connection with any posting obligation that the Sleeve Provide has agreed to undertake in connection with this Agreement, REPS shall make such valuation or determination in good faith and in a commercially reasonable manner. To the extent applicable, following any valuation or determination made pursuant to the prior sentence, REPS shall make demand to the applicable Person for the posting of collateral by or the return of collateral to the Sleeve Provider and to the extent the Sleeve Provider receives such a demand from REPS, the Sleeve Provider shall, subject to the terms and conditions of this Agreement and the related Credit Support Agreement, make such posting of Collateral as demanded, whether or not the Sleeve Provider disputes the valuation, determination or demand (but subject to the Sleeve Provider’s rights to cause the adjustment thereof below). Each valuation, determination and demand of REPS specified in this clause (v) shall be made by REPS without consultation with the Sleeve Provider unless such consultation is sought by REPS, except that:

     (1) if the Sleeve Provider disputes any such valuation, determination or demand, prior to any action taken under paragraphs (2) or (3) below, and prior to the commencement of any further remedial action, REPS shall negotiate with the Sleeve Provider in good faith for one Business Day to resolve any such dispute and upon resolution of such dispute, the applicable valuation, determination or demand shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations, determinations or demands apply;
     (2) if the Sleeve Provider disputes any such valuation based on Market Information, prior to any action taken under paragraph (3) below, the Market Information and resulting calculation shall be determined in accordance with Section 12.13 and upon such determination, the applicable valuation shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations apply; provided that, until such determination in accordance with Section 12.13, the valuation determined by REPS shall apply;
     (3) to the extent applicable, if after the application of clauses (1) and (2) above, the Sleeve Provider in its reasonable discretion determines that (x) more than $30,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted in excess of the amount that is required to be posted as determined by REPS (determined, in each case, on aggregate basis across all Persons to whom the Sleeve Provider has such excess posted or has requested posting of Merrill Collateral in an outstanding value of $2,000,000 or more in connection with this Agreement), or (y) more than $10,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted to any single Person in excess of the amount that is required to be posted as determined by REPS, then, in either case, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent within three Business Days for resolution, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its reasonable best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Person holding excess Merrill Collateral that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply; and
     (4) to the extent applicable, if after application of clause (1) and (2) above the Sleeve Provider in its reasonable discretion determines that the outstanding value of any single Counterparty’s cash collateral posted or requested to be posted to any Reliant Retail Obligor as determined by REPS is more than $10,000,000 in deficiency of the amount that is required to be posted as determined by Sleeve Provider, then, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent for within three Business Days, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its reasonable best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Counterparty that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply .
          (b) Accepted Counterparties and Counterparty Limitations. Each counterparty listed on Exhibit B shall constitute an Accepted Counterparty and the limitations set forth therein (including those with respect to RECs in Annex A to Exhibit B) shall constitute such Accepted Counterparty’s “Counterparty Limitations” (in respect of each Accepted Product set forth therein). Following a Failure to Pay or Post or other material event of default (howsoever defined, but after all applicable grace periods), a Bankruptcy Event or a Downgrade Event in respect of an Accepted Counterparty, the Sleeve Provider shall have the right by written notice to REPS to adjust the Counterparty Limitations applicable to such Accepted Counterparty, as determined by the Sleeve Provider in its commercially reasonable discretion.
          (c) Compliance Requirements. Each Compliance Party shall be subject to the Compliance Requirements.
          2.03. Credit Sleeve of Exchange Traded Hedging Activities.
          On each Business Day, on and after the Third A&R Date, REPS and the Sleeve Provider shall execute (i) one EFS Transaction or EOO Transaction per Accepted Product, for all of the NYMEX Exchanged Traded Contracts held by REPS as of the mutually agreed upon time on such Business Day, by the close of the Business Day such NYMEX Exchanged Traded Contracts were entered into, and (ii) one ICE Block Transaction per Accepted Product, for all of the ICE cleared swap contracts held by REPS as of the mutually agreed upon time on such Business Day, by the close of the Business Day such ICE cleared swap contracts were entered into. With respect to all EFS Transactions, EOO Transactions and ICE Block Transactions, each Party shall pay its own broker’s fees and FCM fees.
          2.04. Offsetting Trades.
          (a) On the Third A&R Date, the Reliant Retail Obligors shall cause NRG Parent to novate to REPS the Offsetting Trades, which novations shall be made pursuant to a novation agreement and on terms and conditions reasonably satisfactory to the Merrill Parties. Concurrently therewith, the Reliant Retail Obligors shall cause PMI to enter into a back-to-back transaction with REPS under the PMI/REPS RW ISDA in respect of each Offsetting Trade in which PMI takes the same position as it took in the original Offsetting Trade.
          (b) In addition, the Reliant Retail Obligors shall have the right from time to time after the Third A&R Date to initiate additional novation transactions in a manner consistent with, and having a similar benefit to the Reliant Retail Obligors and the Sleeve Provider, as the above novations of the Offsetting Trades.
          (c) All novations and trades made pursuant to this Section 2.04 shall be completed in a manner reasonably satisfactory to the Merrill Parties. In connection with such novations and trades, the Merrill Parties agree to consider in good faith any request of the Reliant Retail Obligors to modify the limits in Section 7.17 and on Exhibit B hereto so long as such request would comply with the then current credit policies of the Sleeve Provider.
          (d) The Reliant Retail Obligors agree that at no time following the Third A&R Date will any Reliant Retail Obligor execute (or request that the Sleeve Provider execute) any Accepted Trade or Exchange Traded Contract, including any EFS Transactions, EOO Transactions or ICE Block Transactions, for the purpose of offsetting or reversing the economic effect to the Reliant Retail Obligors and the Sleeve Provider of the Offsetting Trades in clause (a) above.
          2.05. Credit Sleeve of Regulatory Obligations. In connection with the obligation of the Merrill Parties under Section 2.01(a)(v), REPS shall endeavor with the Merrill Parties to cause the applicable beneficiaries to accept ML Guarantees instead of the posting or provision of cash collateral. In providing any such ML Guarantee, cash collateral, or other collateral which the Merrill Parties may agree in their sole discretion, neither the Merrill Parties nor any of their Affiliates shall be responsible for or otherwise guarantee or assure, any other regulatory requirements or compliance provisions applicable to the Reliant Retail Obligors, other than those pertaining to required financial criteria and the required posting of guarantees, cash collateral or such other collateral with respect to the applicable regulatory beneficiaries identified in, and as defined in, Section 2.01(a)(v). In no event shall the Merrill Parties be required to post any surety bond or letters of credit.
          2.06. Term.
          (a) The term of this Agreement (the “Term”) shall be the period from the First Execution Date through the Credit Sleeve Termination Date.
          (b) REPS shall have the right to declare an Unwind Start Date at any time that the ML Guarantee Provider shall have an Additional Support Credit Rating, upon written notice by REPS to the Sleeve Provider and the ML Guarantee Provider to be effective as of the Business Day next following receipt of such notice.

          Section 3. Payments, Fees and Records.
          3.01. Notice of Payment on ML Guarantee or Collateral Foreclosure. The Sleeve Provider shall notify REPS, promptly upon receipt from any beneficiary or recipient of an ML Guarantee or any secured party to which the Sleeve Provider has provided collateral pursuant to Article 2 (whether a ML Guarantee, posted cash collateral, surety bond, letter of credit or other collateral or credit support, “Merrill Collateral” or “ML Collateral”) of any demand for payment under such ML Collateral or any Collateral Foreclosure thereon or of any notice of default. The Sleeve Provider shall notify REPS of the Dollar amount paid by the Merrill Parties as a result of such demand or the Dollar amount of Merrill Collateral relating to such Collateral Foreclosure, as applicable, and the date on which payment was made by a Merrill Party in respect of such demand or the date on which such Collateral Foreclosure occurred, as applicable (any such date, a “Capital Outlay Date”).
          3.02. Repayment of Draw Reimbursement Obligations. REPS hereby unconditionally and irrevocably promises to pay to the Sleeve Provider, on behalf of the applicable Merrill Party, the entire outstanding Dollar amount of each payment on behalf of the Reliant Retail Obligors by the ML Guarantee Provider or the Sleeve Provider arising from each demand for payment under Merrill Collateral or payment on behalf of the Reliant Retail Obligors by the Sleeve Provider arising from each Collateral Foreclosure of ML Collateral and the entire outstanding Dollar amount of any ML Collateral that is not returned by any person to the Merrill Parties for any reason (including, any bankruptcy or insolvency of the applicable counterparty) within one Business Day of the time required by the terms of the applicable Counterparty Document or other applicable arrangement pursuant to which such Merrill Collateral was posted to such person (each, a “Draw Reimbursement Obligation”), notwithstanding the identity of the beneficiary or recipient of any Merrill Collateral, and without presentment, demand, protest or other formalities of any kind. Each such Draw Reimbursement Obligation shall mature on the Business Day following the date the Sleeve Provider delivers notice to REPS of the related Capital Outlay Date as provided in Section 3.01 (the “Notice Date”); provided that, in the event that, on or prior to the Business Day following the Notice Date, REPS delivers to the Sleeve Provider in good faith a written notice referred to in Section 8.02(b) or (c) predicated upon (i) failure to pay under any ML Guarantee after demand by the beneficiary complying with the terms and conditions of the ML Guarantee or (ii) the breach of a Merrill Party of its obligations under Section 2.01 or any Credit Support Agreement, such Draw Reimbursement Obligation shall mature and be payable on the earliest of (A) the date that the notice to the Sleeve Provider is withdrawn, (B) the date the underlying failure related to the Draw Reimbursement Obligation is cured, (C) the date that the remedies under Section 9.02 with respect to such failure have been resolved, mutually concluded, or finally determined by a court of competent jurisdiction, (D) the date that the Working Capital Facility matures (whether on the Maturity Date under, and as defined in, the Working Capital Facility, by acceleration or otherwise), or (E) November 1, 2010 (any Reimbursement Obligation subject to the foregoing proviso, a “Deferred Draw Reimbursement Obligation”).
Notwithstanding any payment of a Draw Reimbursement Obligation REPS makes as required in this Section 3.02, REPS does not by making such payment waive any rights under Sections 8.02 and 9.02 against a Merrill Party related to the applicable Draw Reimbursement Obligation, subject to the limitations in Section 9.04.

          3.03. Interest.
          (a) (i) REPS hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d):
     (A) interest accruing at a rate per annum equal to the Base Rate (as in effect from time to time) plus 5.875% on the unreimbursed Dollar amount of each Current Draw Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Current Draw Reimbursement Obligation shall be paid in full; and
     (B) interest accruing at a rate per annum equal to the LIBO Rate (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) plus 5.875% on the unpaid Dollar amount of each Deferred Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Deferred Reimbursement Obligation shall be paid in full.
     (ii) REPS agrees, for the benefit of the Sleeve Provider, to perform, comply with and be bound by each of its covenants, agreements and obligations contained in Sections 2.10, 2.13, and 2.14 of the Working Capital Facility with respect to Deferred Reimbursement Obligations, as modified and supplemented and in effect from time to time, or as last in effect in the event the Working Capital Facility shall be terminated. Without limiting the generality of the foregoing, the above-mentioned provisions of Working Capital Facility, together with related definitions (including the definition of “LIBO Rate” and “Interest Payment Date”) and ancillary provisions, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis.
          (b) Notwithstanding Section 3.03(a), REPS hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d), interest accruing at a rate per annum equal to the Post-Default Rate (as in effect from time to time) on (i) the Dollar amount of each Reimbursement Obligation that is not paid in full within one Business Day after becoming due and (ii) any other overdue amount payable by REPS or any other Reliant Retail Obligor under any Transaction Documents with any Merrill Party, in each case for the period from and including the due date thereof to but excluding the date the same is paid in full.
          (c) Interest on any amount, including interest on Reimbursement Obligations, shall be computed on the basis of actual days elapsed (including the first day but excluding the last day) occurring during the period such interest accrues and a year of 365 or 366 days, as applicable (if computed by reference to the Prime Rate) or 360 days (if computed by reference to the Federal Funds Rate or the LIBO Rate).
          (d) (i) Subject to clause (iii) below, accrued interest on each Current Draw Reimbursement Obligation shall be payable monthly on the last Business Day of each month and on the date that such Current Draw Reimbursement Obligation shall be paid in full; (ii) subject to clause (iii) below, accrued interest on each Deferred Reimbursement Obligation shall be payable on each Interest Payment Date (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) for such Deferred Reimbursement Obligation and on the date that such Deferred Reimbursement Obligation shall be paid in full; provided that interest payable on each Interest Payment Date prior to the date that such Deferred Reimbursement Obligation is payable shall be reserved in accordance with Section 6.11(c)(vi) in lieu of being paid on such Interest Payment Date; and (iii) accrued interest on any amount (including Current Draw Reimbursement Obligations and Deferred Reimbursement Obligations) payable in accordance with Section 3.03(b) shall be payable on demand from time to time, on the last Business Day of each month and on the date that such amount is paid in full.
          3.04. Sleeve Fees.
          REPS hereby unconditionally promises to pay to the Sleeve Provider:
          (a) with respect to each month, the Monthly Sleeve Fee for such month, payable in advance on the Monthly Payment Date for such month;
          (b) with respect to each month in which Exposure exceeds the Target Exposure, the Additional Sleeve Fee for such month (which shall be in addition to the Monthly Sleeve Fee for such month), which shall be payable promptly, and in event within three Business Days of notice from the Sleeve Provider to REPS that such Additional Sleeve Fee is due and payable;
          (c) with respect to each month in which Exposure exceeds the Maximum Permitted Exposure, the Excess Exposure Fee for such month (which shall be in addition to the Monthly Sleeve Fee and the Additional Sleeve Fee for such month), which shall be payable promptly, and in event within three Business Days of notice from the Sleeve Provider to REPS that such Excess Exposure Fee is due and payable; and
          (d) with respect to the month of April 2009, the “Monthly Sleeve Fee” (as defined in the Existing CSRA) in respect of such month (the “April 2009 Sleeve Fee”), which amount shall be due and payable and calculated in accordance with the relevant provisions of the Existing CSRA (as if the Existing CSRA remained in effect); provided that the Parties acknowledge and agree that no “True-Up Sleeve Fee Amount” or other adjustment to the April 2009 Sleeve Fee or any other sleeve fees previously paid under the Existing CSRA shall be due and payable.
All Monthly Sleeve Fee, Additional Sleeve Fee and Excess Exposure Fee or any portion of any thereof shall not be refundable under any circumstances. In addition, REPS hereby unconditionally promises to pay to the Sleeve Provider from time to time on demand interest accruing at a rate per annum equal to the Post-Default Rate (as in effect from time to time) on the aggregate amount of any Monthly Sleeve Fee, Additional Sleeve Fee or Excess Exposure Fee that is not paid in full when due.
          3.05. Make-Whole Payment. In the event that the Credit Sleeve Termination Date occurs on or prior to January 1, 2010, REPS shall pay to the Sleeve Provider on the Credit Sleeve Termination Date a make-whole payment in an amount equal to $10,000,000 (the “Make-whole Payment”); provided that, no Make-whole Payment will be due if, following the occurrence on or prior to January 1, 2010 of any Sleeve Provider Event of Default under Section 8.02(b), (f), (g) or (h), the Reliant Retail Obligors shall have declared the Unwind Start Date and be actively pursuing the engagement of a Replacement Sleeve Provider. The Make-whole Payment or any portion thereof shall not be refundable under any circumstances.
          3.06. Payments Generally.
          (a) Payments by Reliant Retail Obligors. Except to the extent otherwise provided herein, all payments in respect of Reimbursement Obligations, interest, Monthly Sleeve Fees, Additional Sleeve Fees, any Excess Exposure Fee, Make-whole Payment and other amounts to be made by the Reliant Retail Obligors under this Agreement, and, except to the extent otherwise provided therein, all payments to be made by the Reliant Retail Obligors under any other Transaction Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim to the Sleeve Provider at the account designated on Schedule 3.06(a) or any other account designated in writing by the Sleeve Provider to REPS not less than five Business Days before any payment is made, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (b) Extensions to Next Business Day. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the immediately succeeding Business Day and interest shall be payable for any amount so extended for the period of such extension (except in the case of the Monthly Sleeve Fee).
          3.07. Records; Prima Facie Evidence.
          (a) Maintenance of Records by the Sleeve Provider. The Sleeve Provider shall maintain records in which it shall record (i) each ML Guarantee issued hereunder or other Merrill Collateral provided hereunder, (ii) the amount of each Reimbursement Obligation, (iii) interest due and payable or to become due and payable from REPS to the Sleeve Provider hereunder and (iv) the amount of any sum received by the Sleeve Provider hereunder.
          (b) Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Sleeve Provider to maintain such records or any error therein shall not in any manner affect the obligation of REPS to repay the Reimbursement Obligations in accordance with the terms of this Agreement.
          Section 4. Conditions.
The obligation of the Merrill Parties to provide Merrill Collateral, or enter into any EFS Transactions, EOO Transactions, Mirror OTC Contracts or ICE Block Transactions, any agreement to post or provide cash collateral to Governmental Authorities or other Persons or any transaction contemplated by Section 2.02 is subject to the following conditions precedent that, both immediately prior to and after giving effect thereto and to the intended use thereof:
     (a) (i) Each of the representations and warranties of the Reliant Retail Obligors made in Section 5 and in the other Transaction Documents which is qualified by materiality shall be true and correct and (ii) each of the other representations and warranties of the Reliant Retail Obligors made in Section 5 and in the other Transaction Documents shall be true and correct in all material respects, in each case of clause (i) and (ii) on and as of the date of request provision of other Merrill Collateral, with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
     (b) no Reliant Default or Reliant Event of Default shall have occurred and be continuing.
Each request by REPS for provision of Merrill Collateral shall constitute a certification to the effect that the above conditions have been satisfied.
          Section 5. Representations and Warranties. Each of the Reliant Retail Obligors hereby represents and warrants as follows:
          5.01. Existence, Qualification and Power; Compliance with Laws. Such Person (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.02. Authorization; No Contravention. The execution, delivery and performance by such Person of each Transaction Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except in each case as could not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject that could reasonably be expected to have a Material Adverse Effect; (c) violate any Law that could reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of any Lien other than a Permitted Lien. The Reliant Retail Obligors are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.03. Governmental Authorization; Other Consents. Except as to those which have been duly obtained, taken, given or made and are in full force and effect and except as noted below, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by any Reliant Retail Obligors of this Agreement or any other Transaction Document, (ii) the grant by any Reliant Retail Obligors of the Liens granted by it pursuant to the Transaction Documents, or (iii) the perfection or maintenance of the Liens created under the Transaction Documents (including the first priority (subject to Permitted Liens and to the extent set forth in Section 5.19) nature thereof), other than the filing of UCC-1 Financing Statements and applicable filings with respect to patents, trademarks and material copyrights and such other actions described in Section 5.19. The Parties recognize that in connection with transaction contemplated hereby, one or more of the Reliant Retail Obligors may be required to seek approval and/or provide notice to a Governmental Authority prior to or in order to undertake one or more of the transactions not prohibited by Article 7.
          5.04. Binding Effect. This Agreement has been, and each other Transaction Document, when executed and delivered hereunder, will have been, duly executed and delivered by each Reliant Retail Obligor that is party thereto. This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Reliant Retail Obligor, enforceable against each Reliant Retail Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.
          5.05. Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of RERH Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of RERH Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

          (c) The Projected Financial Statements fairly present in all material respects on a pro forma basis the estimated assets and liabilities of the Retail Energy Business contemplated by this Agreement as of the Third A&R Date (immediately after giving effect to the Retail Acquisition), it being understood that estimates (including pro forma financials such as the Projected Financial Statements) are by their nature inherently uncertain and no assurances are being given that such results will be achieved.
          (d) From the date of the Audited Financial Statements through the Third A&R Date, except as disclosed in public filings or in writing to the Sleeve Provider on or before five Business Days before the Third A&R Date, there has been no event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect.
          5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Reliant Retail Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Reliant Retail Obligors or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (b) except as disclosed to the Sleeve Provider on Schedule 5.06, exist on or prior to the Third A&R Date and either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
          5.07. No Default. Immediately prior to the Third A&R Date, and before giving effect to the amendment and restatement of this Agreement described in Section 12.17, no Reliant Default had occurred and was continuing. On the Third A&R Date, and after giving effect to the amendment and restatement of this Agreement described in Section 12.17, no Reliant Default has occurred and is continuing or would result from the consummation of the amendment and restatement described in Section 12.17 or the resulting transactions contemplated by this Agreement or any other Transaction Document.
          5.08. Ownership of Property; Liens.
          (a) Each of the Reliant Retail Obligors has good and marketable title in fee simple to, or valid leasehold interests in, or a valid license or other valid, written right to use all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The property of the Reliant Retail Obligors is subject to no Liens, other than Permitted Liens.
          (c) As of the Third A&R Date, the Reliant Retail Obligors have no fee interests in real property.

          5.09. Environmental Matters.
          (a) The Reliant Retail Obligors have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental permits, other than non-compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (b) None of the Reliant Retail Obligors nor any property currently owned, operated or leased by or for Reliant Retail Obligors is subject to any pending or, to the knowledge of the Reliant Retail Obligors, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (c) As of the Third A&R Date, none of the Reliant Retail Obligors owns or operates a hazardous waste treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder or any state analogous statute or regulation.
          (d) There are no facts, circumstances or conditions known to the Reliant Retail Obligors arising out of or relating to the operations or ownership of the Reliant Retail Obligors or of the property owned, operated or leased by the Reliant Retail Obligors that are not specifically included in the financial information furnished to the Sleeve Provider that could be reasonably expected to result in any Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, except for such liabilities that are (i) covered by environmental liability insurance, (ii) subject to an indemnity from any Governmental Authority, or (iii) subject to an indemnity satisfactory to REPS from a Person that is not an Affiliate of REPS that REPS has determined in good faith is appropriately credit worthy in relation to the potential amount of such liabilities.
          (e) As of the Third A&R Date, to the knowledge of the Reliant Retail Obligors, no environmental Lien has attached to any property owned by the Reliant Retail Obligors and, to the knowledge of the Reliant Retail Obligors, no facts, circumstance or conditions exist that could, individually or in the aggregate, reasonably be expected to result in an environmental Lien that would have a Material Adverse Effect.
          (f) None of the Reliant Retail Obligors is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Reliant Retail Obligors have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          5.10. Insurance. The properties of the Reliant Retail Obligors are insured with financially sound and reputable insurance companies not Affiliates of REPS (provided, however, that there shall be no breach of this Section 5.10 if any such insurer becomes financially unsound and the applicable Reliant Retail Obligor obtains reasonably promptly insurance coverage from a different financially sound insurer), in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of the same or similar size engaged in similar businesses and owning similar properties in localities where each Reliant Retail Obligor operates, which insurance may be under policies obtained by NRG Parent.
          5.11. Taxes. The Reliant Retail Obligors have filed all Federal, state and other material tax returns and reports required to be filed after giving effect to applicable extensions, except for tax returns or reports the failure of which to timely file could not reasonably be expected to have a Material Adverse Effect, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Reliant Retail Obligor that would, if made, have a Material Adverse Effect. Except for the provisions of the NRG Parent Services Agreement or any replacement thereof with respect to tax matters entered into in accordance with Section 7.15, neither RERH Holdings nor any Subsidiary thereof is party to any tax sharing agreement that would create any liability for taxes (for any period either before or after the Third A&R Date), after taking into account the provisions of the NRG Parent Services Agreement or any such replacement.
          5.12. ERISA Compliance.
          (a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan has been established, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Reliant Retail Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification, and (iii) RERH Holdings and each ERISA Affiliate have made all required contributions (both quarterly and annually) to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Reliant Retail Obligors, threatened claims, actions or lawsuits or investigations, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability, whether or not waived, that could reasonably be expected to have a Material Adverse Effect, and no application for a waiver of the minimum funding standard has been filed or is expected to be filed with respect to any Pension Plan; (iii) none of the Reliant Retail Obligors and any of their ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (iv) none of the Reliant Retail Obligors and any of their ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          5.13. Subsidiaries; Equity Interests. On the Third A&R Date, (a) RERH Holdings has no Subsidiaries other than RERH, REPS, RERS and RERR and each such Subsidiary is a Wholly Owned Subsidiary of RERH Holdings, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are free and clear of all Liens except those created under the Transaction Documents and the Permitted Liens, (b) RERH Holdings and its Subsidiaries have no equity investments in any other Persons, and (c) set forth in Schedule 5.13 is a complete and accurate list of the jurisdiction of incorporation, the address of principal place of business and U.S. taxpayer identification number for RERH Holdings and its Subsidiaries.
          5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
          (a) None of the Reliant Retail Obligors is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
          (b) None of the Reliant Retail Obligors or any Person Controlling the Reliant Retail Obligors (i) is in violation of any regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or any foreign, federal or local statute or any other Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated by any Transaction Document, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.15. Disclosure. The Reliant Retail Obligors have disclosed to the Sleeve Provider all agreements, instruments and corporate or other restrictions to which the Reliant Retail Obligors are subject, and all other matters known to it (other than general industry, political, and economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Reliant Retail Obligor to the Sleeve Provider in connection with the transactions contemplated or delivered to the Sleeve Provider hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished), at the time furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information (including the Projected Financial Statements), the Reliant Retail Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that estimates (including pro forma financials such as the Projected Financial Statements) are by their nature inherently uncertain and no assurances are being given that such results will be achieved; and provided further, that the Reliant Retail Obligors make no representation or warranty, express or implied, with respect to the Compliance Information delivered to Sleeve Provider in accordance with Section 2.02(c).
          5.16. Compliance with Laws. Except as set forth on Schedule 5.16, each of the Reliant Retail Obligors is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          5.17. Intellectual Property; Licenses, Etc. The Reliant Retail Obligors own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure to so own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Reliant Retail Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Reliant Retail Obligors infringes upon any rights held by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Reliant Retail Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.18. Solvency. RERH Holdings is, together with its Subsidiaries on a consolidated basis, Solvent.
          5.19. Perfection, Etc. The Security Documents, together with (i) the filing of appropriate UCC-1 and, if applicable, UCC-3, financing statements with the filing offices required under the Security Agreement, and (ii) the possession of certificated Pledged Securities (together with blank executed stock powers with respect thereto and money not credited to a Deposit Account), if any, (iii) the execution of agreements providing for “control” (as described under Section 9-104 and 9-106 of the UCC) in respect of deposit accounts, securities accounts, commodities accounts and letter-of-credit rights that are not supporting obligations, and (iv) compliance with Section 9-311 and 9-313 of the UCC in respect of assets subject to a certificate of title statute, create and grant to the Collateral Trustee for the benefit of the holders of Secured Obligations, including the Merrill Parties, a valid, first priority (subject to Permitted Liens), perfected security interest in the Collateral (to the extent such security interest can be accomplished under applicable Laws), subject to the terms and provisions of the Security Agreement.
          5.20. Employees, Etc. On the Third A&R Date, RERH Holdings and its Subsidiaries have sufficient officers and employees that, taken together with the services provided under arm’s length service contracts (including the NRG Parent Service Agreement and the Transition Services Agreement), they can run the Retail Energy Business in a manner consistent with the business operations of the Retail Energy Business as of the Third A&R Date and provide the Retail Provided Services required to be provided by the Reliant Retail Obligors in accordance with the NRG Parent Services Agreement.
          5.21. Information Technology Systems. On the Third A&R Date, RERH Holdings and its Subsidiaries own or have access to (through arm’s length contracts including the IT Service Agreement, the Transition Services Agreement, the NRG Parent Services Agreement and the IP License Agreement, in each case, if then in effect) the Information Technology Systems necessary to run the Retail Energy Business, including Information Technology Systems providing capabilities consistent with the arrangements in place for the Retail Energy Business as of the Third A&R Date. RERH Holdings and its Subsidiaries (a) own all modifications made by RERH Holdings and its Subsidiaries to the software licensed by SAP America, Inc., (the “SAP Software”) with specific application to the Retail Energy Business of RERH Holdings and its Subsidiaries, and (b) have access to the benefits of all other modifications to the SAP Software made by RERH Holdings and its Subsidiaries related to the Retail Energy Business of RERH Holdings and its Subsidiaries (including through the services provided under the IT Service Agreement or the Transition Services Agreement or licenses provided under the IP License Agreement).
          5.22. Marks. On the Third A&R Date, RERH Holdings and its Subsidiaries own or have access to (through arm’s length licenses and other arrangements) the Marks.
          Section 6. Affirmative Covenants. From the Third A&R Date until the Credit Sleeve Termination Date, the Reliant Retail Obligors shall, and shall cause each of their Subsidiaries, to:
          6.01. Financial Statements. Deliver to the Sleeve Provider, in form and detail reasonably satisfactory to the Sleeve Provider:
          (a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of RERH Holdings, an audited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case, the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company

Accounting Oversight Board or its successor and shall not be subject to any “going concern” or like qualification or exception;
          (b) as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of RERH Holdings, an unaudited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and for the portion of RERH Holdings’ Fiscal Year to date then ended and cash flows for the portion of RERH Holdings’ Fiscal Year to date then ended, setting forth in each case (beginning with Fiscal Quarter ending June 2009) in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of RERH Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of RERH Holdings and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
          (c) as soon as available, but in any event within 30 days after the end of each calendar month (beginning with the first full calendar month following the Third A&R Date), a copy of RERH Holdings’ internal monthly consolidated corporate reporting package (i.e., flash reports) in form reasonably acceptable to Sleeve Provider; and
          (d) as soon as available, but in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, and 95 days after the end of the fourth Fiscal Quarter of each Fiscal Year, a financial forecast (for each quarter remaining in the then current calendar year and each of the two following calendar years) for the Retail Energy Business of RERH Holdings and its Subsidiaries in form reasonably acceptable to the Sleeve Provider.
          6.02. Certificates; Other Information. Deliver to the Sleeve Provider, in form and detail reasonably satisfactory to the Sleeve Provider:
          (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of RERH Holdings;
          (b) promptly after any request by the Sleeve Provider, copies of any detailed audit reports, management letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of RERH Holdings by independent accountants in connection with the accounts or books of RERH Holdings or any Subsidiary or any audit of any of them;
          (c) promptly after the furnishing or receiving thereof, copies of any written notice of default furnished to, or received from, any holder of debt securities of RERH Holdings or any Subsidiary thereof pursuant to the terms of any indenture, guarantee or credit or similar agreement reflecting indebtedness for borrowed money and not otherwise required to be furnished to the Sleeve Provider pursuant to Section 6.01 or any other clause of this Section;

          (d) as soon as available, but in any event within 15 days after the end of each month, a report regarding compliance and non-compliance with the Risk Management Policy having substantially the same form, scope and level of detail as the monthly risk management report or reports presented to any vice president of risk control or otherwise to senior management of NRG Parent with respect to such month; and
          (e) at least three Business Days prior to the occurrence thereof, notice of the anticipated closing of any Asset Sale or any sale, lease, conveyance or other disposition of any assets made in reliance on clause (2) of the definition of Asset Sale;
          (f) at the applicable times required by Schedule 1.01(c), the data, reports and other information set forth therein;
          (g) promptly, such additional information regarding the business, financial or corporate affairs of RERH Holdings or any Subsidiary, or compliance with the terms of the Transaction Documents, as the Sleeve Provider may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be delivered electronically and when so delivered, shall be deemed to have been delivered on the date on which RERH Holdings provides such documents electronically, including by email or electronic posting; provided that: (i) RERH Holdings shall at the request of the Sleeve Provider deliver paper copies of such documents to the Sleeve Provider and (ii) if documents are electronically posted, RERH Holdings shall notify the Sleeve Provider (by telecopier or electronic mail) of the posting. Notwithstanding anything contained herein, in every instance RERH Holdings shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Sleeve Provider. Except for such Compliance Certificates, the Sleeve Provider shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by RERH Holdings with any such request for delivery.
          6.03. Notices. Promptly notify the Sleeve Provider:
     (a) after any Responsible Officer’s obtaining knowledge of (i) the occurrence of any Default with respect to a Reliant Event of Default and the intended actions of the Reliant Retail Obligors with respect thereto and (ii) any Level 3 Violation under, and as defined in, the Risk Management Policy with respect to Approved Markets (as opposed to a Level III Violation as defined herein);
     (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
     (c)   after any Responsible Officer’s obtaining knowledge of the occurrence of any ERISA Event or of any actual or reasonably likely contribution failure under Code Section 412, or ERISA Section 302 with respect to any Pension Plan or the filing of an application seeking waiver of any potential contribution failure that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Reliant Retail Obligor setting forth details of the occurrence referred to therein and stating what action the applicable Reliant Retail Obligor has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.
          6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Reliant Retail Obligor; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Permitted Lien.
          6.05. Preservation of Existence, Etc.. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04, 7.05 or 7.06, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its patents, trademarks, trade names and service marks registered in the United States of America, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
          6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, in each of cases (a), (b) and (c), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (provided, however, that there shall be no breach of this Section 6.07 if any such insurer becomes financially unsound and the applicable Reliant Retail Obligor obtains reasonably promptly insurance coverage from a different financially sound insurer), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of same or similar size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ (or such other period as required by law) prior notice to the Sleeve Provider and Collateral Trustee of termination, lapse or cancellation of such insurance; provided that such insurance may be under policies obtained by NRG Parent.
          6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          6.09. Books and Records. (a) Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Reliant Retail Obligors and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Reliant Retail Obligors.
          6.10. Inspection Rights. Permit representatives and independent contractors of the Sleeve Provider to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to REPS, all at the expense of the Reliant Retail Obligors, and the Reliant Retail Obligors will pay up to $100,000 during any contract year to the extent of the third party expenses of the Sleeve Provider incurred in connection therewith (but the Reliant Retail Obligors shall pay no further expenses in connection therewith); provided that, the foregoing shall include permitting one representative of the Sleeve Provider to retain an office in the retail office space of the Reliant Retail Obligors with access to the information set forth in Schedule 1.01(c) and to appropriate personnel of the Reliant Retail Obligors and the Reliant Parent and the administrative floor on which such representative’s office is located (but not access to the trading floor) during each Business Day; provided further that when a Reliant Event of Default exists the Sleeve Provider (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Reliant Retail Obligors, to the extent reasonable under the circumstances, without being subject to the expense limit described above, and at any time during normal business hours and without advance notice.
          6.11. Addition and Removal of Transaction Parties; Collateral Matters; Waterfall.
          (a) (i) Promptly and in any event within thirty (30) Business Days after any Reliant Retail Obligor creates or acquires any new Subsidiary, whether or not the acquisition or creation of such new Subsidiary is permitted hereunder, deliver to the Sleeve Provider and Collateral Trustee the following with respect to such Subsidiary (as to each such delivery, each a “Designated Subsidiary”): (A) Joinder Agreements under this Agreement and Joinder Agreements under, and as such term is defined in, the Collateral Trust Agreement pursuant to which, among other things, the Designated Subsidiary shall become a party to this Agreement and the Collateral Trust Agreement and the Security Agreement, (B) appropriate UCC-1 financing statements with respect to the collateral under the Security Agreement, (C) all applicable Lien searches, (D) Organizational Documents and other documents of the type previously provided with respect to Reliant Retail Obligors, (E) a written opinion of counsel covering those matters addressed in the opinion delivered on the Initial Effective Date but limited to the Designated Subsidiary, (F) such other security documents as may be reasonably requested by the Sleeve Provider or its counsel and all of the foregoing in form and substance reasonably satisfactory to the Sleeve Provider and its counsel, and (G) certificates or other instruments (if any) representing all of the Equity Interests in the Designated Subsidiary owned by RERH Holdings or its Subsidiaries together with an undated stock power (or other appropriate document) executed in blank for each such certificate or other instrument.
          (ii) If any Subsidiary of RERH Holdings is, or will be, sold or otherwise transferred or disposed of in connection with any transaction not prohibited by this Agreement, the Merrill Parties shall take the actions described in Section 12.04(d) with respect thereto and shall release such Subsidiary from this Agreement and any obligations with respect to the Credit Sleeve Obligations and make or approve any conforming changes reasonably requested by REPS in the Transaction Documents necessary to implement such release in the reasonable discretion of the Merrill Parties.
          (b) At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Sleeve Provider and the Collateral Trustee may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving, the Reimbursement Guarantees and the Liens under the Security Documents.
          (c) Have all revenues of the Reliant Retail Obligors, all working capital facility proceeds, all proceeds of asset sales and all other amounts from time to time received by the Reliant Retail Obligors paid directly to or promptly deposited to the Collateral Accounts (except for proceeds of any Required Equity Contribution, which shall be applied in accordance with Section 6.18, and except for proceeds of asset sales used to close out existing Power and Hedging Contracts related to the supply for the assets sold (I) in accordance with Section 7.05 or (II) in accordance with clause (2) of the definition of Asset Sale), and distribute or instruct the Collateral Trustee to distribute funds in the Collateral Accounts on each Business Day, or with such other frequency (but at least monthly and on each Monthly Payment Date) as reasonably determined by the Reliant Retail Obligors in their business judgment, in the following manner and priority:
     (i) (A) to the extent the same are held on behalf of third parties, or owed to third parties for amounts collected or billed on behalf of third parties, to the application intended for such funds, including customer deposits collected by any Reliant Retail Obligors required by the PUCT to be segregated or held by the PUCT or in an account controlled by the PUCT or held in any other arrangement required by the PUCT (to the extent the same becomes applicable as a result of change in ERCOT rules and regulations), to third parties for third party refunds or deposits, transmission and distribution service providers for their charges collected on their behalf, Governmental Authorities for sales or usage taxes which are required to be or have been agreed to be collected and paid to them and to the GLO for payment of the GLO Amount, (B) to Governmental Authorities for taxes and other amounts due and payable by the Reliant Retail Obligors and their Subsidiaries to such Governmental Authorities in their capacities as such (and not in their capacities as Governmental Customers) excluding for this purpose (x) U.S. federal income taxes, and (y) any state or local taxes other than Applicable State Taxes, (C) to the directors, officers and employees of the Reliant Retail Obligors for salary, bonus and other compensation and amounts then due and payable to such Persons, and (D) to the IT Trust for payment of all amounts due from the Reliant Retail Obligors under the IT Service Agreement;
     (ii) on each date not later than 10 Business Days following the filing of any state or local tax return that relates to Allocable State Taxes, the State Tax Distribution Amount;
     (iii) to the Collateral Trustee for the payment of all amounts due to the Collateral Trustee under the terms of the Security Documents, including reasonable legal fees, costs, and other liabilities of any kind incurred by the Collateral Trustee in connection with the Security Documents, Collateral Trustee’s Fees (as defined in the Collateral Trust Agreement), and payments to or incurred by any Agent (as defined in the Collateral Trust Agreement), and including reimbursement obligations to Secured Counterparties that have made advance payments to the Collateral Trustee for payment of the foregoing;
     (iv) (A) to the Accepted Counterparties for payment of all amounts then due and payable under the Power and Hedging Contracts (including the MLCI/REPS ISDA), (B) to third party service and goods providers (other than any Replacement Sleeve Provider or Replacement Working Capital Facility Provider), (C) to other holders of Permitted Debt for payment of all amounts then due and payable with respect thereto (other than any Replacement Sleeve Provider or Replacement Working Capital Facility Provider), (D) to Governmental Customers, including Approved ISOs and the GLO, for all amounts due and payable to Governmental Customers in connection with the Retail Energy Business, (E) to energy brokers engaged for all amounts due and payable to such brokers in the ordinary course of the Retail Energy Business, (F) to the payment of all amounts then due and payable under the Reliant Power Purchase Agreements, (G) to the payment of all amounts then due and payable under the NRG Power Purchase Agreements and (H) to Accepted Exchanges for payments of amounts or postings then due and payable in connection with EFS Transactions, EOO Transactions and ICE Block Transactions, together with retention in the Collateral Accounts in an amount equal to all funds received from transactions on an Accepted Exchange which will be required to be returned to the Accepted Exchange to complete transactions contemplated in Section 2.03 until such transactions are complete;
     (v) (A) to the ML Guarantee Provider and Sleeve Provider for payment of interest and principal and other Working Capital Obligations then due and payable under the Working Capital Facility and (B) to the extent applicable, to any Replacement Working Capital Provider for payment of interest and principal and other obligations under the related Replacement Working Capital Facility in accordance with the terms hereof then due and payable;
     (vi) (A) to the ML Guarantee Provider and Sleeve Provider for payment of the Reimbursement Obligations and other Credit Sleeve Obligations then due and payable under this Agreement, including, on each Monthly Payment Date, the Monthly Sleeve Fees, (B) to the Sleeve Provider, the amount of any cash required to be posted to the Sleeve Provider pursuant to Section 6.18, (C) to the extent applicable, to any

Replacement Sleeve Provider for payment of any credit support, reimbursement, or related obligations provided by such Replacement Sleeve Provider in accordance with the terms hereof then due and payable, and (D) to retention in the Collateral Accounts in an amount equal to all Deferred Reimbursement Obligations and interest related thereto; provided that, in the event that funds in the Collateral Accounts are insufficient to completely satisfy the payment obligations described in this clause to Sleeve Provider and any Replacement Sleeve Provider, such funds shall be applied equally and ratably between the Sleeve Provider and any Replacement Sleeve Provider in proportion to the respective amounts then due and payable to them;
     (vii) (A) to NRG Parent for payment of all amounts due under the NRG Parent Services Agreement (including, any Federal Tax Payable Amount), and (B) to REI for payment of all amounts due under the Transition Services Agreement; provided that, in the event that funds in the Collateral Accounts are insufficient to completely satisfy the payment obligations described in this clause to NRG Parent and REI, such funds shall be applied equally and ratably between NRG Parent and REI in proportion to the respective amounts then due and payable to them;
     (viii) to the payment of any other obligations of the Reliant Retail Obligors then due and payable (other than any Working Capital Adjustment Amount and any amount payable under the Master Separation Agreement);
     (ix) to the Working Capital Facility Provider for pre-payment of all amounts outstanding under the Working Capital Facility; provided that, so long as no Reliant Default or Event of Default has occurred and is continuing, and so long as the same would then be permitted to be drawn in accordance with the Working Capital Facility, REPS shall not be required to make any prepayment to the extent that after giving effect thereto the outstanding principal balance of the Working Capital Facility would be less than $25,000,000;
     (x) at the election of the Reliant Retail Obligors, (A) to NRG Retail for payment of any Working Capital Adjustment Amount then due and payable or (B) to NRG Retail for the payment of any amounts then due and payable under the Master Separation Agreement, in each case, solely to the extent that after giving effect to such payments (i) Adjusted Working Capital would be at least equal to $200,000,000 on each day during the immediately succeeding 30 days (as reasonably determined by RERH) and (ii) the amount of funds remaining in the Collateral Accounts after application under this clause (x) would be at least equal to outstanding principal balance of the Working Capital Facility;
     (xi) on each Monthly Payment Date commencing with the Monthly Payment Date occurring in June 2009, all remaining funds after application under clauses (i) through (x) above shall be posted to the Merrill Parties solely to the extent that after giving effect to such postings on such Monthly Payment Date (A) Adjusted Working Capital would be at least equal to $200,000,000 on each day during the 30 day period immediately succeeding such Monthly Payment Date (as reasonably determined by RERH) and (B) the amount of funds remaining in the Collateral Accounts after application under this clause (xi) would be at least equal to the outstanding principal balance of the Working Capital Facility; provided that during an Unwind Period, at the election of the Reliant Retail Obligors, an amount not in excess of 50% of any amounts that would otherwise be required to be posted to the Merrill Parties under this clause (xi) may be used to post cash collateral in accordance with Section 2.01(b); and
     (xii) after application under clauses (i) through (xi) above, to be retained in the Collateral Accounts;
provided, however, that during the existence of any Reliant Event of Default, the Reliant Retail Obligors shall distribute, or shall instruct the Collateral Trustee to distribute, funds in the Collateral Accounts from time to time as directed by the Sleeve Provider.
          6.12. Further Assurances. Promptly upon request by the Sleeve Provider, (a) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Sleeve Provider may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Transaction Documents, (ii) to the fullest extent permitted by applicable law, subject any Reliant Retail Obligors’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Transaction Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Transaction Documents and any of the Liens intended to be created thereunder (subject to Permitted Liens) and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Merrill Parties the rights granted or now or hereafter intended to be granted to the Merrill Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which RERH Holdings or any of its Subsidiaries is or is to be a party.
          6.13. Risk Management Policy.
          Shall take the following actions with respect to the Risk Management Policy:
          (a) The Reliant Retail Obligors shall maintain in effect the Risk Management Policy with respect to Approved Markets. The Reliant Retail Obligors may waive the Risk Management Policy with respect to Approved Markets with respect to individual actions, provided that any such waiver shall require prior written approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed, and shall be responded to in any event within three Business Days. The Reliant Retail Obligors may amend or otherwise modify in general the Risk Management Policy with respect to Approved Markets, provided that REPS shall promptly provide to the Sleeve Provider copies of final requests for such general amendments or modifications to the Risk Management Policy promptly after providing such final requests to senior management, and before becoming effective such amendments or modifications shall be approved by the Sleeve Provider, which approval shall not be unreasonably withheld or delayed, and shall be responded to in any event within three Business Days.
          (b) The Reliant Retail Obligors shall comply with the Risk Management

Policy to the extent required by the following:
     (i) If there shall occur any violation of any Risk Limit as set forth in any Risk Limit Report, the Reliant Retail Obligors shall have three Business Days to cure the same after notice thereof delivered to or received from the Sleeve Provider or, with respect any violation under clause (a) of the definition of Risk Limit, any Responsible Officer or other executive officer of REPS obtaining knowledge of such occurrence; provided that if at any time the mark-to-market loss on position(s) in violation of the Risk Limits exceeds $25,000,000, the Reliant Retail Obligors shall have only one Business Day after the date of the delivery or receipt of notice or, with respect to any violation under clause (a) of the definition of Risk Limit, knowledge to cure the same such that the position(s) in violation do not exceed such threshold (however, if such threshold is exceeded during the last day of any three Business Day cure period, such three Business Day cure period shall be extended through the following Business Day such that the Reliant Retail Obligors shall have the fourth Business Day to cure such violation). If cure is not effected within such three (or four) Business Day period, then as the Sleeve Provider’s sole remedy with respect to such violation, other than under Section 6.13(b)(ii), the Sleeve Provider shall have the right to enter into hedges with REPS to effect the cure at prices consistent with the prices the Sleeve Provider would use in transactions with third parties at the applicable times and in the applicable volumes. In exercising such right, Sleeve Provider will use the same standard of care as Sleeve Provider uses in conducting transactions to correct risk policy violations under Sleeve Provider’s risk policies.
     (ii) In addition to the rights of Sleeve Provider under Section 6.13(b)(i), if there shall occur any Level III Violation, after providing notice thereof to Sleeve Provider in accordance with Section 6.13(a), at the Sleeve Provider’s request the Reliant Retail Obligors will take the following actions:
          (A) Notify immediately the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Controller of the Level III Violation;
          (B) Present to the Merrill Parties within five Business Days a Working Plan that has been approved by the Chief Executive Officer;
          (C) Present to Merrill Parties within 30 Business Days a Remediation Plan that has been approved by the Chief Executive Officer. The Merrill Parties shall have two Business Days after receipt of such Remediation Plan to consult with the Reliant Parties and review and agree upon the same. If the Merrill Parties and the Reliant Retail Obligors do not mutually agree on the Remediation Plan at the end of such two Business Day period, then a third-party evaluator chosen from the list set forth in Schedule 1.01(a) shall be engaged to mediate promptly the matters in dispute; and
          (D) Submit the Remediation Plan to the Audit Committee promptly after its determination in accordance with paragraph (C) above. If the Audit Committee does not approve the Remediation Plan within six Business Days after submission, the Reliant Retail Obligors shall consult with the Merrill Parties and make reasonable modifications to the Remediation Plan based upon comments from the Audit Committee, and resubmit the same within ten Business Days after the end of such six Business Day period.
It shall be a Reliant Event of Default (a “Risk Management Event of Default”) if the Reliant Retail Obligors (1) do not comply with the process provided for in Section 6.13(b)(ii)(A) through (D), and the same is not cured within two Business Days, or (2) if the resubmitted Remediation Plan described in Section 6.13(b)(ii)(D) above is not implemented by the Reliant Retail Obligors in all material respects. A Risk Management Event of Default shall be the sole Reliant Events of Default or Defaults with respect thereto for any non-compliance with the Risk Management Policy or breach of Section 6.13(b).
          6.14. Employees. Have sufficient officers and employees that, taken together with the services provided under arm’s length service contracts (including the NRG Parent Service Agreement and the Transition Services Agreement, if then in effect), RERH Holdings and its Subsidiaries can run the Retail Energy Business in a manner consistent with the business operations of the Retail Energy Business as of the Third A&R Date and provide the Retail Provided Services in accordance with the NRG Parent Services Agreement.
          6.15. Information Technology Systems. Own or have access to (through arm’s length contracts including the IT Service Agreement, the Transition Services Agreement, the NRG Parent Services Agreement and the IP License Agreement, if the same are then in effect), at all times, the Information Technology Systems necessary to run the Retail Energy Business, including Information Technology Systems providing capabilities consistent with the arrangements in place for the Retail Energy Business as of the Third A&R Date and provide the Retail Provided Services in accordance with the NRG Parent Services Agreement.
          6.16. Marks. Own the Marks necessary to run the Retail Energy Business using the “Reliant” name consistent with the arrangements in place for the Retail Energy Business as of the Third A&R Date.
          6.17. NRG Parent Services Agreement.
     (a) Promptly upon receipt, furnish to the Sleeve Provider the Corporate Cost Center Allocation under the NRG Parent Services Agreement for each Fiscal Quarter contemplated by Section 5.1(b) of the NRG Parent Services Agreement, including the cost center basis for such Corporate Cost Center Allocation as between the cost centers referred to on Exhibit C to the NRG Parent Services Agreement; provided that at the option of REPS, certain of the cost centers may be reported on a consolidated basis. The Reliant Retail Obligors shall not approve any change in the methodology for allocation of the costs and expenses giving rise to the Corporate Cost Center Allocation referred to on Exhibit B to the NRG Parent Services Agreement proposed by NRG Parent without giving 30 days prior written notice to the Sleeve Provider and, in the event NRG Parent proposes to change the methodology for allocation of such costs and expenses in a manner materially adverse to the Reliant Retail Obligors (it being expressly understood that an increase is not in and of itself “materially adverse”), the Reliant Retail Obligors shall not approve such change without the approval of the Sleeve Provider, such approval not to be unreasonably withheld or delayed.
     (b) Commencing with the 2010 Fiscal Year, consult with the Sleeve Provider in the event that the Corporate Cost Center Allocation for any Fiscal Year reflects an increase of more than 5% over the prior Fiscal Year. In such case, and to the extent that third-party suppliers could reasonably be expected to provide all or certain of the Administrative Services provided under the NRG Parent Services Agreement on a more cost effective basis than under the NRG Parent Service Agreement (taking into account all relevant factors including demobilization and transition costs), REPS shall solicit as promptly as practicable, through an industry standard request for proposals, bids for comparable administrative services from recognized third-party service providers for those Administrative Services determined not to be cost effective under the NRG Parent Services Agreement. Upon receipt and review of the bids procured, REPS shall choose the service provider best able to provide the administrative services required (and shall furnish a written assessment of the bids provided to the Sleeve Provider, together with written support for any bids proposed to be accepted that are not the lowest cost bids). REPS shall promptly deliver the notice required under Section 3.4(b) of the NRG Parent Services Agreement with respect to any Administrative Services that are to be performed by third-party service providers in accordance with the foregoing.
          6.18. Obligation to Post Collateral to Sleeve Provider.
     (a) Upon receipt of any Required Equity Contribution, REPS shall post such Required Equity Contribution in cash to the Sleeve Provider.
     (b) The Sleeve Provider hereby unconditionally promises to pay to REPS, with respect to any Posted Collateral which is cash, interest accruing at a rate per annum equal to the Federal Funds Rate, for each day, on the Dollar amount of such collateral posted as cash held by the Sleeve Provider on such day (which has not been theretofore applied or used by the Merrill Parties to satisfy any Draw Reimbursement Obligation or any other Secured Obligation or otherwise returned to REPS). Such interest shall be payable monthly in arrears within two Business Days following the last day of each month and on the Credit Sleeve Termination Date.
     (c) The Sleeve Provider will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to (i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Reliant Retail Obligors, including any equity or right of redemption by the Reliant Retail Obligors and (ii) register any Posted Collateral in the name of the Sleeve Provider, its custodian or a nominee for either. Upon the occurrence and continuance of a Reliant Event of Default, the Merrill Parties shall have, in addition to all other rights and remedies in favor of a secured party existing at law or equity, the rights and remedies of a secured party under the UCC with respect to the Posted Collateral, including the right to apply Posted Collateral in satisfaction of the Secured Obligations.
     (d) Promptly following the occurrence of the Credit Sleeve Termination Date (or concurrently therewith to the extent that the Reliant Retail Obligors have made arrangements satisfactory to the Merrill Parties to cause the occurrence of the Credit Sleeve Termination Date in accordance with Section 6.19(b) below) and the date on which all other Secured Obligations have been paid or satisfied in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), the Merrill Parties shall return all Posted Collateral, together with any accrued interest, to REPS which has not been theretofore applied and will not be concurrently applied in connection with arrangements made in accordance with Section 6.19(d) below or otherwise used by the Merrill Parties to satisfy any Draw Reimbursement Obligation or any other Secured Obligation or otherwise returned to REPS.
          6.19. Credit Sleeve Termination Date and Transition Period.
     (a) The Reliant Retail Obligors shall cause the Credit Sleeve Termination Date to occur on or prior to November 1, 2010. Except as expressly provided in clause (d) below, the “Credit Sleeve Termination Date” shall not occur until the date on which all Merrill Collateral, including all ML Guarantees, posted by the Merrill Parties have been returned to the Merrill Parties and the Merrill Parties have been legally discharged from all obligations in respect of the transactions contemplated hereby and all ML Guarantees have been terminated, and on which all other obligations owed to the Merrill Parties hereunder and under the other Transaction Documents have been paid and satisfied in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents).
     (b) The Reliant Retail Obligors shall, on or prior to the Transition Start Date, inform each Accepted Counterparty and each other beneficiary of any ML Collateral, including each beneficiary of any ML Guarantee, that on November 1, 2010 (or such earlier date as the Reliant Retail Obligors may elect to cause the “Credit Sleeve Termination Date”, such date, the “Transition End Date”), that the Reliant Retail Obligors desire for such Accepted Counterparty or other beneficiary, as the case may be, to release all ML Collateral, including each ML Guarantee, and to discharge all future obligations of the Merrill Parties to provide or post any future collateral or ML Guarantee, in exchange for alternate collateral or other arrangements to be negotiated between the Reliant Retail Obligors and such Accepted Counterparty or other beneficiary, in each case, to be effective on the Transition End Date. During the Transition Period, the Reliant Retail Obligors agree to use all commercially reasonable efforts to effect the release and discharge of all ML Collateral on the Transition End Date in accordance with the foregoing sentence, and shall on or prior to the second Business Day of each calendar week during the Transition Period, provide to the Merrill Parties a reasonably detailed summary of the progress of negotiations with each Accepted Counterparty and each other beneficiary in connection with the Transition End Date. Nothing in this clause (b), or any action or inaction of any Accepted Counterparty or any other beneficiary of any ML Collateral, shall relieve the Reliant Retail Obligors of the obligation to cause the Credit Sleeve Termination Date to occur in accordance with clause (a) above.
     (c) Without limiting the generality of clause (b) above, with respect to each Exchange Traded Contract and each corresponding Mirror OTC Contract that is held by the Reliant Retail Obligors and the Merrill Parties on the Transition End Date, the Reliant Retail Obligors will, or will cause an Affiliate to, (i) enter into a transaction on ICE or NYMEX, as applicable, to transfer the Sleeve Provider’s position in such Exchange Traded Contract to such Reliant Retail Obligor or such Affiliate and (ii) close-out each related Mirror OTC Contract (which may be through novation of the Sleeve Provider’s position under such Mirror OTC Contract to such Affiliate), in each case, at no cost or expense to the Merrill Parties. Concurrently with the completion of the foregoing transfers and novations, the Merrill Parties shall be legally discharged from all obligations under such transactions, the Merrill Parties shall have received the return of all variation margin and all other ML Collateral posted in connection therewith, and all related ML Guarantees shall be terminated; provided that nothing in this clause (c) shall relieve the Reliant Retail Obligors of the obligation to cause the Credit Sleeve Termination Date to occur in accordance with clause (a) above.
     (d) If, notwithstanding the use of all commercially reasonable efforts by the Reliant Retail Obligors to effect a full release of the Merrill Parties in accordance with clauses (a) and (b) above, the Merrill Parties remain obligated in respect of any Accepted Trades on November 1, 2010 under which the aggregate exposure of all such Accepted Trades (expressed in BCFe) is equal to or less than 30 BCFe (calculated based on the absolute volume of such Accepted Trades, whether a buy or a sell transaction), then the Reliant Retail Obligors may elect to satisfy their obligations to release and discharge the Merrill Parties in respect of such Accepted Trades by (i) posting (and maintaining to the extent required below) cash collateral in an amount at least equal to the Cash Coverage Amount and (ii) posting (and maintaining to the extent required below) cash collateral or providing one or more letters of credit satisfactory to the Merrill Parties or a guarantee by a Person with at least an Investment Grade Credit Rating, for an amount at least equal to the Additional Coverage Amount (the “Clean-Up Option”). At any time and from time to time after any such posting or other arrangements have been made, the Reliant Retail Obligors shall be required to post additional cash collateral to the extent that the Merrill Parties reasonably determine that the aggregate amount of cash collateral and other support then posted is insufficient to exceed the actual liabilities of the Merrill Parties at any time following the exercise of such Clean-Up Option. Until such time as all Merrill Collateral, including all ML Guarantees, posted by the Merrill Parties have been returned to the Merrill Parties and the Merrill Parties have been legally discharged from all obligations in respect of the transactions contemplated hereby and all ML Guarantees have been terminated, and on which all other obligations owed to the Merrill Parties hereunder and under the other Transaction Documents have been paid and satisfied in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents) and on which all other Secured Obligations have been paid or satisfied in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), the Merrill Parties shall be entitled to retain and apply all such posted collateral and any other support in satisfaction of the obligations of the Reliant Retail Obligors.
          6.20. IT Trust Transfer and Allocation Plan. Shall (a) implement the IT Trust Transfer and Allocation Plan as promptly as practicable in accordance with its terms pursuant to documentation in form and substance satisfactory to the Sleeve Provider, (b) cause modifications of the Transition Services Agreement contemplated by Section 3.2(f) of the

Purchase and Sale Agreement in form and substance satisfactory to the Sleeve Provider (i) necessary to implement the IT Trust Transfer and Allocation Plan and (ii) as may be required to ensure that at all times the Reliant Retail Obligors have access to Information Systems Technology necessary to run the Retail Energy Business (including providing the Retail Provided Services), including Information Technology Systems providing capabilities consistent with the arrangements in place for the Retail Energy Business as of the Third A&R Date and (c) following the complete implementation of the IT Trust Transfer and Allocation Plan, dissolve the IT Trust in a manner reasonably satisfactory to the Sleeve Provider.
          Section 7. Negative Covenants. From the Third A&R Date until the Credit Sleeve Termination Date, the Reliant Retail Obligors shall not, and shall cause their Subsidiaries not to:
          7.01. Liens. Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
          7.02. Investments and Acquisitions. Make or hold any Investments (except for Permitted Investments) or make any Acquisition.
          7.03. Indebtedness. Create, incur, issue, assume, suffer to exist, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and RERH Holdings shall not permit any of its Subsidiaries to issue any shares of preferred stock, in each case, other than the following (collectively, “Permitted Debt”):
     (a) Indebtedness of RERH Holdings and the Reliant Retail Obligors under this Agreement, if any, and the Working Capital Facility;
     (b) intercompany Indebtedness (i) between or among Reliant Retail Obligors and (ii) Indebtedness of Subsidiaries of RERH Holdings that are not Reliant Retail Obligors to Reliant Retail Obligors; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than RERH or any Subsidiary, and (B) any sale or other transfer of any such Indebtedness to a Person that is not RERH or any Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by RERH or such Subsidiary, as the case may be, that was not permitted by this clause;
     (c) Indebtedness of RERH Holdings or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance and surety bonds provided by RERH Holdings or a Subsidiary in the ordinary course of business;
     (d) Indebtedness of RERH Holdings or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

     (e) Indebtedness arising from agreements of RERH Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Subsidiary of RERH Holdings; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by RERH Holdings and/or such Subsidiary in connection with such disposition;
     (f) Additional Indebtedness of Subsidiaries of RERH Holdings or purchase money obligations in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $20,000,000, the proceeds of which are used for, or assumed in connection with, general corporate purposes of RERH or any of its Subsidiaries, including for any capital expenditures; provided that (i) except for regularly scheduled amortization payments in any year not exceeding 5% of original principal amount of such Indebtedness, any Indebtedness incurred in reliance on this clause (f) shall mature no earlier than 6 months after the Credit Sleeve Termination Date and (ii) the terms of all such Indebtedness shall permit prepayment thereof at any time from any Person or source at par without any premium or penalty;
     (g) the Guarantee by (i) Reliant Retail Obligors of Indebtedness of Reliant Retail Obligors that is otherwise permitted by this Section 7.03, (ii) Reliant Retail Obligors of Indebtedness of Subsidiaries of RERH Holdings that are not Reliant Retail Obligors that is otherwise permitted by this Section 7.03 and (iii) RERH of the obligations of REES under the Amended and Restated Power Purchase Agreement between REES and FPL Upton Wind II, L.P. dated May 30, 2003, as in effect on the date hereof;
     (h) Indebtedness of Reliant Retail Obligors under Replacement Working Capital Facilities or in favor of Replacement Sleeve Provider;
     (i) the incurrence by any Subsidiary of RERH Holdings of Indebtedness consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money, Hedging Agreements or Specified Transactions;
     (j) Indebtedness arising out of the NRG Parent Services Agreement; and
     (k) Indebtedness (if any) arising out of the Interest Hedging Obligations and Power and Hedging Contracts to the extent such agreements are otherwise permitted hereunder.
          7.04. Consolidation and Mergers
     (a) Consolidate or merge with or into another Person, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of RERH Holdings and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, except that:

          (i) so long as no Reliant Default exists or would result therefrom, (A) any Subsidiary of RERH Holdings may consolidate or merge with or into any one or more other Subsidiaries of RERH Holdings; provided that in the event that a Subsidiary of RERH Holdings is a Reliant Retail Obligor, such Subsidiary may only consolidate or merge with or into another Subsidiary of RERH Holdings that is a Reliant Retail Obligor, and (B) any Person may be merged with or into any Subsidiary of RERH Holdings if the resulting entity is a Wholly Owned Subsidiary of RERH Holdings, provided that the provisions of Section 6.11(a) are complied with in connection with any such transaction involving a Subsidiary of RERH Holdings that is not a Reliant Retail Obligor; and
          (ii) so long as no Reliant Default exists or would result therefrom, any Subsidiary of RERH Holdings may sell, transfer, assign, convey, lease or otherwise dispose of any or all of its assets to any one or more other Subsidiaries of RERH Holdings, provided that the provisions of Section 6.11(a) are complied with in connection with any such transaction involving a Subsidiary of RERH Holdings that is not a Reliant Retail Obligor.
          (b) In addition, the Reliant Retail Obligors shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any Person that is not a Reliant Retail Obligor.
          (c) Without the prior written consent of the Sleeve Provider, consent to any liquidation, dissolution or winding up of the IT Trust (except in accordance with the Transition Services Agreement) or the NRG IT Trust.
          (d) For the avoidance of doubt, nothing in this Section 7.04 is intended to prohibit any Asset Sale permitted by Section 7.05.
          7.05. Asset Sales.
          (a) Consummate an Asset Sale unless (i) it receives consideration at the time of such Asset Sale that is not less than $0 and at least equal to the Fair Market Value of the assets issued or sold or otherwise disposed of (as reasonably determined by such Reliant Retail Obligor), (ii) at least 90% (or, in the case of an Asset Sale comprised of any tangible personal property, 75%) of the consideration therefor received in the Asset Sale by RERH Holdings or such Subsidiary is in the form of cash or Cash Equivalents (which, except for cash used to close out existing Power and Hedging Contracts related to the supply for the assets sold, shall be applied to the repayment of any outstanding principal and interest on the Working Capital Facility and payment of outstanding Reimbursement Obligations then due, with surplus being deemed and available for application in accordance with Section 6.11(c)) and (iii) it has closed out existing Power and Hedging Contracts necessary to close out substantially all of the supply for the assets sold (and caused the return of any ML Guarantee relating to such supply or such assets being sold). For purposes of this provision, each of the following shall be deemed to be cash:
     (A) any liabilities, as shown on RERH Holdings’ most recent consolidated balance sheet, of the Reliant Retail Obligors (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Sleeve Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Reliant Retail Obligor from further liability;
     (B) any securities, notes or other Obligations received by a Reliant Retail Obligor from such transferee that are converted (by sale or other disposition) by such Reliant Retail Obligor into cash, to the extent of the cash received in that conversion within 60 days; and
     (C) reasonable reserves for indemnity obligations and purchase price adjustments funded in cash or held back by the purchaser;
          (b) Consummate any sale, lease, conveyance or other disposition (i) comprised of Residential Mass Customers, (ii) comprised of any Mark, or any rights in any Information Technology Systems (except for termination or expiration of licenses or leases for Information Technology Systems in the ordinary course of business), the IT Trust (except in accordance with the IT Trust Transfer and Allocation Plan) or the NRG IT Trust, (iii) comprised of the Equity Interests in REPS or any other Subsidiary of RERH Holdings, (iv) comprised of all or substantially all of the assets of REPS or any other Subsidiary of RERH Holdings or (v) to the extent a Reliant Default or Reliant Event of Default would result therefrom.
REPS agrees to keep the Merrill Parties reasonably apprised of all negotiations and the material terms and conditions of any proposed sale, lease, conveyance or other disposition of any C&I Customers, and to the extent the Merrill Parties elect to provide any comments to REPS with respect to the terms and conditions or documentation of any such sale or other disposition (which comments are provided to REPS within a commercially reasonable time period), REPS agrees such comments will be accepted to the extent determined by the Reliant Retail Obligors using their reasonable business judgment.
          7.06. Limitation on Issuances and Sales of Equity Interests. Transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Subsidiary of RERH Holdings to any Person (other than RERH or a Wholly Owned Subsidiary of RERH). In addition, the Reliant Retail Obligors will not permit any Wholly Owned Subsidiary of RERH Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to RERH Holdings or a Wholly Owned Subsidiary of RERH Holdings.
          7.07. Restricted Payments. Make any Restricted Payment by way of the payment of any dividend or distribution in cash or Cash Equivalents on any Equity Interests of RERH Holdings; or otherwise, make any Restricted Payment except for the following:
     (a) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of RERH Holdings to RERH Holdings or another Subsidiary of RERH Holdings;
     (b) the payment of any Working Capital Adjustment Amount to the extent permitted by Section 6.11(c)(x); and

     (c) the transactions with any Person (including any Affiliate of RERH Holdings) set forth in clauses (b)(i) and (b)(iv) of Section 7.09 and the funding of any obligations in connection therewith.
          7.08. Line of Business. Engage, or permit any Subsidiary to engage, in any business other than the Retail Energy Business, except to such extent as would not be material to the Reliant Retail Obligors taken as a whole; provided that on and after the Third A&R Date the Reliant Retail Obligors shall not enter into any Prohibited New C&I Contracts.
          7.09. Transactions with Affiliates.
          (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of RERH Holdings (each, an “Affiliate Transaction”), in each case without the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed.
          (b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 7.09(a):
     (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by RERH Holdings or any of its Subsidiaries in the ordinary course of business or approved by its Board of Directors;
     (ii) transactions between or among the Reliant Retail Obligors;
     (iii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of RERH Holdings;
     (iv) any issuance of Equity Interests of RERH Holdings to NRG Parent;
     (v) Restricted Payments that do not violate the provisions of Section 7.07;
     (vi) loans or advances to employees in the ordinary course of business not to exceed $2,000,000 in the aggregate outstanding at any one time;
     (vii) the NRG Parent Services Agreement;
     (viii) the Transition Services Agreement;
     (ix) the NRG Power Purchase Agreements;
     (x) the IT Trust Transfer and Allocation Plan, the IT Service Agreement, the NRG IT Trust, and IT Trust Management Agreement;

     (xi) [Intentionally Deleted];
     (xii) any other Transaction Documents,
     (xiii) subject to Section 7.05, any payments to, dispositions of properties or assets to, purchases of property or assets from, or entering into or making or amending any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of RERH Holdings to the extent any one such transaction or group of related transactions (A) is on terms that are no less favorable (as reasonably determined by RERH Holdings) to RERH Holdings or the relevant Subsidiary than those that would have been obtained in a comparable transaction by RERH Holdings or such Subsidiary with an unrelated Person and (B) does not involve consideration in excess of $5,000,000 when taken together with all other transactions pursuant to this clause (xiii);
     (xiv) any Permitted Investments under clause (g) of the definition of Permitted Investment arising under any of the foregoing agreements; and
     (xv) any agreement to do any of the foregoing.
          (c) Notwithstanding the foregoing clause (b), the Reliant Retail Obligors shall not accept any Information Technology Systems from or on behalf of NRG Parent or an Affiliate of NRG Parent (other than the Reliant Retail Obligors and their subsidiaries) that replace any Information Technology Systems which were provided by IT Trust to the Reliant Retail Obligors immediately prior to the Third A&R Date or are owned or operated (or received directly from third parties) by the Reliant Retail Obligors after the Third A&R Date (including, in all instances, any replacements of such replacements) unless all right, title and interest of NRG Parent or an Affiliate of NRG Parent (other than the Reliant Retail Obligors and their subsidiaries) in such Information Technology Systems is either transferred or conveyed to (i) the Reliant Retail Obligors or (ii) the NRG IT Trust and made available to the Reliant Retail Obligors in accordance with the terms of the IT Service Agreement; provided, however, that the Reliant Retail Obligors may accept such Information Technology Systems as of the Third A&R Date if, within 30 days after the Third A&R Date, such Information Technology Systems are transferred or conveyed to the NRG IT Trust.
          7.10. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any of its Subsidiaries to pay dividends or make any other distributions with respect to any shares of its capital stock or any other Equity Interest or participation in its profits owned by any Subsidiaries; or (c) the ability of any of its Subsidiaries to make or repay loans or advances to it or any of its Subsidiaries or to Guarantee Indebtedness of it or any of its Subsidiaries or to transfer any of its properties or assets to RERH Holdings or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Laws or by any Transaction Document, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness not prohibited by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) customary non-assignment provisions in any contract, easement or lease, and other customary encumbrances and restrictions entered into in the ordinary course of business, and (v) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which any Subsidiary is a party and which is entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of such Subsidiary or the assets or property of any other Subsidiary.
          7.11. Modification and Enforcement of Purchase and Sale Agreement; Transaction Documents. Consent to any amendment, restatement, supplement, modification, renewal or replacement of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in, or initiate or acquiesce to the cancellation, termination or suspension of performance under, the Purchase and Sale Agreement or any Transaction Document, or fail to enforce the rights of the Reliant Retail Obligors under the Purchase and Sale Agreement or any Transaction Document (including enforcement of its right to receive any Retail Company Service Fee) in any manner that would be outside of the reasonable business judgment of the Reliant Retail Obligors (acting in the case of agreements with NRG Parent or any Subsidiary thereof other than the Reliant Retail Obligors as if such agreements were with third parties), in each case, without the prior written consent of the Sleeve Provider, such consent not to be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, (i) so long as no Reliant Default or Reliant Event of Default has occurred and is continuing or would result therefrom, REPS may terminate the Working Capital Facility and (ii) the Reliant Retail Obligors acknowledge and agree that the Sleeve Provider shall have the right, to the exclusion of the Reliant Retail Obligors, to enforce and protect all rights of RERH Holdings under the Parent Contribution Agreement.
          7.12. Fiscal Year. Change, permit any of its Subsidiaries to, directly or indirectly change, its Fiscal Year from a Fiscal Year ending December 31.
          7.13. Specified Transaction. Enter into, or permit any of its Subsidiaries to, directly or indirectly enter into, any Specified Transaction.
          7.14. Services. Provide, or permit any of its Subsidiaries to provide, commercial revenue generating services in retail electric markets except for such services described in Schedule 7.14 and such services consented to by the Sleeve Provider, which consent will not be unreasonably withheld or delayed.
          7.15. Tax Agreements. Enter into, or permit any of its Subsidiaries to enter into, directly or indirectly, any tax sharing agreement (a) under which cash payments by any Reliant Retail Obligor with respect to federal income tax shall be made other than in accordance with Section 6.11(c) or other payments permitted by the Tax Subordination Agreement, (b) under which any Reliant Retail Obligor accrues liabilities that are not subject to subordination terms substantially similar to the subordination provisions of the Tax Subordination Agreement, or (c) that does not contain non-petition language in substantially the form set forth in the Tax Subordination Agreement.
          7.16. Posting of Collateral. Post directly or indirectly any collateral with respect to any power, gas or other commodity purchases or sales or any hedging transactions with any Person other than (a) collateral postings for transactions outstanding on the Third A&R Date which, as of the Third A&R Date, are under obligation to be returned to the Reliant Retail Obligors, (b) the Sleeve Provider, and (c) during an Unwind Period, in connection with power, ancillary services, transmission, distribution, gas, REC or other commodity purchases or sales, ERCOT requirements or any hedging transactions entered into in accordance with Section 2.01(b) and, in which event, only with funds available pursuant to Section 6.11(c)(xi).
          7.17. Accepted Products. Permit the aggregate amount of Accepted Products (measured in Dollars expended) purchased by RERH Holdings and its Subsidiaries directly or indirectly from Affiliates of RERH Holdings (other than its Subsidiaries) during any Computation Period to exceed 30% (or during any period after January 1, 2010 and on or prior to July 1, 2010, 40%, and for any period after July 1, 2010, 50%) of the aggregate amount of all Accepted Products (measured in Dollars expended) purchased by RERH Holdings and its Subsidiaries during such Computation Period; provided that for purposes of this Section 7.17, the aggregate Dollars expended by the Reliant Retail Obligors shall not include payments made to PMI in respect of the REPS to PMI legs of the Offsetting Trades under the PMI/REPS RW ISDA. For purposes of this Section 7.17 (A) the month in which Accepted Products shall be deemed “purchased” will be the month in which the relevant initial cash flow or settlement payment occurs, and not the date of underlying contract, and (B) the determination of whether a Person is an Affiliate of RERH Holdings shall be made with reference to such same month.
          7.18. Minimum Consolidated EBITDA. Permit, on the last day of any Fiscal Quarter, the Consolidated EBITDA of RERH Holdings and its Subsidiaries for the period of four Fiscal Quarters most recently ended to be less than the amount indicated below:

Consolidated
Fiscal Quarter	EBITDA
June 30, 2009	$150,000,000
September 30, 2009	$150,000,000
December 31, 2009	$125,000,000
March 31, 2010	$100,000,000
June 30, 2010	$100,000,000
September 30, 2010	$100,000,000
          7.19. NRG Parent Credit Agreement; Senior Notes. Provide any guarantee or security interest in respect of the NRG Parent Credit Agreement and/or any Senior Notes.
          Section 8. Events of Default.

          8.01. Reliant Events of Default. Each of the following shall constitute a “Reliant Event of Default”:
     (a) Non-Payment. Any Reliant Retail Obligor fails to pay within three Business Days after the same becomes due, any amount payable to any Merrill Party hereunder or under any other Transaction Document (other than the Working Capital Facility); or
     (b) Specific Covenants. Any Reliant Retail Obligor fails to perform or observe any term, covenant or agreement contained in Section 6.11 or the separateness covenants in any Retail Organizational Documents, and such failure continues for five Business Days after the earlier to occur of (i) such Reliant Retail Obligor’s receiving notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of a Reliant Retail Obligor obtains knowledge of such occurrence; or
     (c) Other Defaults. Any Reliant Retail Obligor fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above or not addressed by clauses (n), (o), (p) or (q) below) contained in any Transaction Document (other than the Working Capital Facility) on its part to be performed or observed and such failure continues for 15 days after the earlier to occur of (i) such Reliant Retail Obligor’s receiving notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of such Reliant Retail Obligor obtains knowledge of such occurrence; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Reliant Retail Obligor herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. Any Reliant Retail Obligor, except with respect to payments described in paragraph (a) above, (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or under the Working Capital Facility) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder or under the Working Capital Facility) or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness (other than Indebtedness hereunder or under the Working Capital Facility) to be demanded as a result of such failure, or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency Proceedings, Etc. Any Reliant Retail Obligor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. Any Reliant Retail Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
     (h) Judgments. There is entered against any Reliant Retail Obligor a final judgment or order for the payment of money (other than a judgment for an amount owed under the Working Capital Facility) in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance or that has not been paid), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) within thirty (30) days from the later of (X) the entry of any such judgment or the date of any such order (as applicable) and (Y) the date any payment is required to be made on or with respect to any such judgment or order pursuant to the terms thereof, the same shall not have been paid, discharged or vacated or, in the case of a judgment, stayed pending appeal, or shall not have been discharged or vacated within thirty (30) days from the entry of a final order of affirmance on appeal; or
     (i) Invalidity of Documents. (i) Any Security Document shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on and security interest in the Collateral purported to be covered thereby; provided that no such defects pursuant to this clause with respect to a Lien granted or purported to be granted by any of the Transaction Documents shall give rise to a Reliant Event of Default under this clause unless such defects shall adversely affect the aggregate value of the Collateral by an aggregate amount of $25,000,000 or more; or (ii) any Reliant Retail Obligor shall so assert such invalidity or lack of perfection or priority; or (iii) at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Credit Sleeve Obligations thereunder, any other Transaction Document ceases to be in full force and effect; or any Reliant Retail Obligor or any other Person contests in any manner the validity or enforceability of any provision of any other Transaction Document; or any Reliant Retail Obligor denies that it has any or further liability or obligation under any other Transaction Document, or purports to revoke, terminate or rescind any provision of any other Transaction Document; or
     (j) Contribution Agreement Default. NRG Parent shall fail to make the Initial Contribution on or prior to May 1, 2009 or shall fail to make any other Required Equity

Contribution within one Business Day after the same becomes due under the Parent Contribution Agreement, or NRG Parent shall fail to perform or observe any other covenant or agreement contained in the Parent Contribution Agreement on its part to be performed or observed and such failure continues for 15 days after the earlier to occur of (i) NRG Parent receiving notice thereof from Sleeve Provider or (ii) a Responsible Officer or other executive officer of NRG Parent obtains knowledge of such occurrence; or
     (k) NRG Credit Events. NRG Parent or any of its Significant Subsidiaries (other than the Exempt Subsidiaries, Excluded Subsidiaries and Unrestricted Subsidiaries) or any group of Significant Subsidiaries (other than the Exempt Subsidiaries, Excluded Subsidiaries and Unrestricted Subsidiaries) that, taken together, would constitute Significant Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (or Guarantee) or under any Specified Transaction (in each case, except with respect to payments described in paragraph (j) above) having an aggregate amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000, (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness (or Guarantee) or Specified Transaction or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness or amounts owning under such Specified Transaction to be demanded as a result of such failure or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded as a result of such failure, or (iii) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (l) NRG Cross-Default. NRG Parent fails to observe or perform any other agreement or condition relating to any Indebtedness (or Guarantee) or any Specified Transaction (in each case, except with respect to payments described in paragraph (j) above) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit such Indebtedness or amounts owing under such Specified Transaction to be demanded as a result of such failure or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded as a result of such failure, and NRG Parent shall not within two Business Days of such failure have made an additional equity contribution in cash to RERH Holdings in an amount equal to the maximum remaining equity contributions that NRG Parent may be required to make to RERH Holdings in accordance with the Parent Contribution Agreement at any time from and after the date of such failure (all of which shall have been posted to the Sleeve Provider); or
     (m) Excess Exposure. On any ESDS Calculation Date, the Exposure exceeds the Maximum Permitted Exposure and is not cured within three Business Days after such ESDS Calculation Date or, the Exposure exceeds the Target Exposure for any period of four consecutive ESDS Calculation Dates; or
     (n) Data Failure Event of Default. A Data Failure Event of Default shall occur; or
     (o) Risk Management Event of Default. A Risk Management Event of Default shall occur; or
     (p) Posted Collateral Default. Any failure by the Reliant Retail Obligors to perform or observe any covenant or agreement to post collateral contained in Section 6.18; or
     (q) Credit Sleeve Termination Date. The Credit Sleeve Termination Date shall not have occurred at or prior to the time required by Section 6.19;
     (r) Purchase and Sale Agreement. NRG Retail fails to perform any term, covenant or agreement contained in clause (iv) of Section 1 of the Retail Letter Agreement, and such failure continues for 15 days after the earlier to occur of (i) notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of such Reliant Retail Obligor obtains knowledge of such occurrence.
     (s) Change of Control. The occurrence of any Change of Control.
          8.02. Sleeve Provider Events of Default. Any of the following shall constitute a “Sleeve Provider Event of Default”:
     (a) Non-Payment. Any Merrill Party or the Working Capital Facility Provider fails to pay within three Business Days after the same becomes due, any amount payable to a Reliant Retail Obligor hereunder or under any other Transaction Document, including any failure to fund when due under the Working Capital Facility; or
     (b) Willful Defaults. Any Merrill Party fails to perform or observe any covenant or agreement set forth in Sections 2.01 through 2.05 and such failure continues for ten Business Days after such Merrill Party receiving written notice thereof from any Reliant Retail Obligor, which notice makes specific reference to this Section 8.02(b) and provides reasonably detailed information regarding the facts constituting such failure; provided that any such failure shall not fall within the provisions of this Section 8.02(b) in the event that both: (i) the covenant or agreement the Merrill Party failed to perform or observe is a covenant or agreement that necessarily involves a consent, determination or judgment required to be made by any Merrill Party or Reliant Retail Obligor in a “reasonable” or “commercially reasonable” manner, or in “good faith” or with “reasonable discretion” or without unreasonably withholding any such consent (each, a “Decision”); and (ii) there is a good faith dispute among the parties as to such Decision; provided further, however, that the foregoing proviso shall not apply at any time that (1) any Merrill Party is in breach of its obligations to maintain ML Guarantees or Credit Support Agreements with two or more Accepted Counterparties when required by this Agreement, or (2) any Merrill Party is in breach of its obligations to post collateral to any two or more Accepted Counterparties when required by the applicable Credit Support Agreement; or
     (c) Other Defaults. Any Merrill Party or the Working Capital Facility Provider fails to perform or observe any other covenant or agreement (excluding those specified in clause (a) above or addressed by clause (i) below, but including those specified under clause (b) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) the Sleeve Provider receiving notice thereof from any Reliant Retail Obligor or (ii) a Responsible Officer or other executive officer of Sleeve Provider obtains knowledge of such occurrence; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Merrill Party or the Working Capital Facility Provider herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. ML&Co. (i) shall default (after giving effect to all applicable grace periods) in the payment of any Indebtedness or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 and (ii) either (A) at the time of such default (after giving effect to all applicable grace periods), the final scheduled maturity of such Indebtedness shall have occurred or (B) the final scheduled maturity of such Indebtedness shall have been accelerated by the lenders thereunder or the holders thereof; or
     (f) Credit Downgrade. Any senior unsecured, non-credit enhanced debt of the ML Guarantee Provider shall fail to have an Investment Grade Rating; or
     (g) Insolvency Proceedings, Etc. Either Merrill Party or the Working Capital Facility Provider institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (h) Inability to Pay Debts; Attachment. Either Merrill Party or the Working Capital Facility Provider becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
          Section 9. Remedies and Termination.
          9.01. Remedies of Sleeve Provider. If any Reliant Event of Default shall have occurred and be continuing, the Sleeve Provider shall have each of the following rights and remedies:
     (a) the right to declare an Unwind Start Date;
     (b) the right to deliver to each Accepted Counterparty notice that all future trades under an existing Power and Hedging Contract shall not have the benefit of an ML Guarantee or any Merrill Collateral under such Accepted Counterparty’s Power and Hedging Contract and related Credit Support Agreement;
     (c) the right to cause REPS to enter into additional power purchase and hedging activities to cure any violation of the Risk Limits (and REPS may not enter into any other power purchase and hedging activities without the Sleeve Provider’s prior written consent); provided that in exercising such right, Sleeve Provider will use the same standard of care as Sleeve Provider uses in conducting transactions to correct risk policy violations under Sleeve Provider’s risk policies;
     (d) (i) the right to declare, by written notice to the Reliant Retail Obligors, an amount equal to 115% of the sum of all Exposure and all other liabilities and potential liabilities of the Merrill Parties to any Counterparty or other beneficiary under this Agreement, as reasonably determined by the Merrill Parties to a 99.0% (2.32-sigma) confidence level (such amount, the “Required Collateralization Amount”), to be, and the Required Collateralization Amount shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Reliant Retail Obligors, which amount shall be posted to the Sleeve Provider, and may be applied by the Sleeve Provider from time to time to satisfy any Draw Reimbursement Obligation or any other Secured Obligation, or at the option of the Sleeve Provider, posted from time to time to any Counterparty or other beneficiary in such amounts as may be agreed between the Sleeve Provider and such Counterparty or other beneficiary in exchange for a release or return of Merrill Collateral, following which the Merrill Parties shall have no liability to the Reliant Retail Obligors with respect to such portion of the Required Collateralization Amount so applied or posted to any

Counterparty or other beneficiary and (ii) the right from time to time to require the Reliant Retail Obligors to post such additional amounts to the extent that the Merrill Parties determine that the amount of cash then posted is insufficient to exceed 115% of all Exposure and other potential liabilities as of such time, all of which may be applied by the Merrill Parties as provided in clause (i);
     (e) the right to setoff any amounts owed by any Merrill Party to any Reliant Retail Obligor under the Transaction Documents, whether such amounts or obligations are direct or indirect, absolute or contingent, or matured or unmatured, against any amounts owed by any Reliant Retail Obligor, including Credit Sleeve Obligations, whether such obligations are direct or indirect, absolute or contingent, or matured or unmatured;
     (f) the right of specific performance and injunctive relief to give effect to the terms and conditions of the Transaction Documents, to the extent permitted by applicable law, and in connection therewith the Parties acknowledge that the monetary remedies provided to the Merrill Parties under the Transaction Documents are insufficient to cover all damages that could be incurred by the Merrill Parties in connection with such a Reliant Event of Default; and
     (g) any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.
          9.02. Remedies of REPS.
          If any Sleeve Provider Event of Default shall have occurred and be continuing, REPS shall have each of the following rights and remedies:
     (i) the right to declare an Unwind Start Date;
     (ii) the right, without declaring an Unwind Start Date or terminating any commitments of the Merrill Parties under the Transaction Documents, to cure or cure the effects of such Sleeve Provider Event of Default; and
     (iii) solely in the case of a Sleeve Provider Event of Default described in Section 8.02 (b), (c), (d), (g) or (h) shall have occurred and be continuing, any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.
          9.03. [Intentionally Deleted].
          9.04. Certain Limitations on Remedies. FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR

MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL LOST PROFITS OR OTHER CONSEQUENTIAL BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
          Section 10. Unwind
          10.01. Permitted Activities during Unwind Period.
          (a) During an Unwind Period, REPS may exercise one or more of the following rights with respect to any Post-Unwind Start Date Transactions:
     (i) REPS may terminate Post-Unwind Start Date Transactions and pay, to the extent such payments do not require application of funds in violation of this Agreement, applicable settlement payments for the Post-Unwind Start Date Transactions (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released on the Credit Sleeve Termination Date, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith);
     (ii) REPS may, to the extent such postings do not require application of funds in violation of this Agreement, post collateral to cover credit risk for Post-Unwind Start Date Transactions to the Sleeve Provider or Accepted Counterparties (in which case when such postings have either replaced or covered all collateral postings by the Merrill Parties under this Agreement and arrangements acceptable to the Sleeve Provider in its commercially reasonably discretion for all potential future collateral postings have been made in respect of such Post-Unwind Start Date Transactions, the liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be commercially reasonable to the extent that it applies standards for collateral postings comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions;

     (iii) the Reliant Retail Obligors may provide shared Liens on a pari passu basis to any Replacement Sleeve Providers under the terms, including the sharing provisions, of the Collateral Trust Agreement (in which case the Merrill Parties shall take action under Section 12.04(b) (or (e), as applicable), in connection therewith) and the Merrill Parties agree to negotiate in good faith at the request of REPS with any Replacement Sleeve Providers to make reasonable adjustments to the terms of the Collateral Trust Agreement or any requested intercreditor terms in connection therewith;
     (iv) REPS may provide the Sleeve Provider with a counterparty or counterparties with a ML Equivalent Credit Rating, or if such counterparty or counterparties does not have at least the ML Equivalent Credit Rating, it or they have provided cash collateral or made other arrangements, in each case, satisfactory to the Sleeve Provider, who agree to take assignment of and assume Reliant Retail’s positions under Post-Unwind Start Date Transactions, and the Sleeve Provider agrees to negotiate in good faith with such counterparty or counterparties to establish credit terms under which REPS positions can be assumed by such counterparties under the standard credit policies of the Sleeve Provider (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released following such assumption, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be acting in good faith to the extent that it applies standards for credit terms comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions; and
     (v) REPS may provide the Sleeve Provider with a counterparty or counterparties with a ML Equivalent Credit Rating, or if such counterparty or counterparties does not have at least the ML Equivalent Credit Rating, it or they have provided cash collateral or made other arrangements, in each case, satisfactory to the Sleeve Provider, who agree to take assignment of and assume or replace the ML Guarantees and Credit Support Agreements with respect to the Post-Unwind Start Date Transactions, and the Sleeve Provider agrees to negotiate in good faith with such counterparty or counterparties to effect such an assignment and assumption or replacement (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released following such assignment and assumption or replacement, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be acting in good faith to the extent that it applies standards for assignments and assumptions comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions.
          (b) At any time and from time to time in connection with such process, the Merrill Parties and shall promptly execute and deliver any and all further agreements and documents and take such other actions as REPS may reasonably request to fully implement the intent of the foregoing provisions in this Section 10.01.
          Section 11. Reimbursement Guaranty by Other Reliant Retail Parties

          11.01. Reimbursement Guaranty of the Obligations. Subject to the provisions of Section 11.02, the Reimbursement Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Merrill Parties (i) the due and punctual payment in full of all Reimbursement Obligations and all other amounts payable by REPS to the Merrill Parties under the Transaction Documents when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) and (ii) the performance of all other obligations of REPS hereunder (collectively, the “Guaranteed Obligations”).
          11.02. Payment by Guarantors. The Reimbursement Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Merrill Party may have at law or in equity against any Reimbursement Guarantor by virtue hereof, that upon the failure of REPS to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), the Reimbursement Guarantors will upon demand pay, or cause to be paid, in accordance with the terms of this Agreement, to the Merrill Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for REPS’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against REPS for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Merrill Parties as aforesaid.
          11.03. Liability of Reimbursement Guarantors Absolute. Each Reimbursement Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Reimbursement Guarantor agrees as follows:
     (a) this Reimbursement Guaranty is a guaranty of payment when due and not of collectability. This Reimbursement Guaranty is a primary obligation of each Reimbursement Guarantor and not merely a contract of surety;
     (b) the obligations of each Reimbursement Guarantor hereunder are independent of the obligations of REPS and the obligations of any other guarantor (including any other Reimbursement Guarantor) of the obligations of REPS, and a separate action or actions may be brought and prosecuted against such Reimbursement Guarantor whether or not any action is brought against REPS or any of such other guarantors and whether or not REPS is joined in any such action or actions;
     (c) payment by any Reimbursement Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Reimbursement Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Merrill Parties is awarded a judgment in any suit brought to enforce any Reimbursement Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Reimbursement Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Reimbursement Guarantor, limit, affect, modify or abridge any other Reimbursement Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
     (d) any Merrill Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Reimbursement Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Reimbursement Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Merrill Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Merrill Party may have against any such security, in each case as such Merrill Party in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Reimbursement Guarantor against REPS or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and
     (e) this Reimbursement Guaranty and the obligations of the Reimbursement Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Reimbursement Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed

Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) any Merrill Party’s consent to the change, reorganization or termination of the corporate structure or existence of REPS or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Reimbursement Guarantor as an obligor in respect of the Guaranteed Obligations.
          11.04. Waivers by Reimbursement Guarantors. Each Reimbursement Guarantor hereby waives, for the benefit of the Merrill Parties: (a) any right to require any Merrill Party, as a condition of payment or performance by such Reimbursement Guarantor, to (i) proceed against REPS, any other guarantor (including any other Reimbursement Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from REPS, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Collateral Account or credit on the books of any Merrill Party in favor of REPS or any other Person, or (iv) pursue any other remedy in the power of any Merrill Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability of REPS or any other Reimbursement Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof, to the extent the same may be waived, (ii) the benefit of any statute of limitations affecting such Reimbursement Guarantor’s liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that any Merrill Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to REPS and notices of any of the matters referred to in Section 11.04; and (f) any other defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          11.05. Reimbursement Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), each Reimbursement Guarantor hereby agrees not to exercise any claim, right or remedy, direct or indirect, that such Reimbursement Guarantor now has or may hereafter have against REPS or any other Reimbursement Guarantor or any of its assets in connection with this Reimbursement Guaranty or the performance by such Reimbursement Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Reimbursement Guarantor now has or may hereafter have against REPS with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Merrill Party now has or may hereafter have against REPS, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Merrill Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), each Reimbursement Guarantor shall withhold exercise of any right of contribution such Reimbursement Guarantor may have against any other guarantor (including any other Reimbursement Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 11.02. Each Reimbursement Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Reimbursement Guarantor may have against REPS or against any collateral or security, and any rights of contribution such Reimbursement Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Merrill Party may have against REPS, to all right, title and interest any Merrill Party may have in any such collateral or security, and to any right any Merrill Party may have against such other guarantor. If any amount shall be paid to any Reimbursement Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than indemnities and any similar obligations of the Reliant Retail Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), such amount shall be held in trust for the Merrill Parties and shall forthwith be paid over to the Merrill Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
          11.06. Subordination of Other Obligations. Any Indebtedness of REPS or any Reimbursement Guarantor now or hereafter held by any Reimbursement Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations during the existence of a Reliant Event of Default, and any such indebtedness collected or received by the Obligee Guarantor during the existence of a Reliant Event of Default shall be held in trust for the Merrill Parties and shall forthwith be paid over to the Merrill Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
          11.07. Continuing Reimbursement Guaranty. This Reimbursement Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Reimbursement Guarantor hereby irrevocably waives any right to revoke this Reimbursement Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          11.08. Authority of Reimbursement Guarantors or REPS. It is not necessary for any Merrill Party to inquire into the capacity or powers of any Reimbursement Guarantor or REPS or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          11.09. Financial Condition of REPS. Any Reimbursement Guarantee may be made to REPS or continued from time to time, without notice to or authorization from any Reimbursement Guarantor regardless of the financial or other condition of REPS at the time of any such grant or continuation. No Merrill Party shall have any obligation to disclose or discuss with any Reimbursement Guarantor its assessment, or any Reimbursement Guarantor’s assessment, of the financial condition of REPS. Each Reimbursement Guarantor has adequate means to obtain information from REPS on a continuing basis concerning the financial condition of REPS and its ability to perform its obligations under the Transaction Documents, and each Reimbursement Guarantor assumes the responsibility for being and keeping informed of the financial condition of REPS and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Reimbursement Guarantor hereby waives and relinquishes any duty on the part of any Merrill Party to disclose any matter, fact or thing relating to the business, operations or conditions of REPS now known or hereafter known by any Merrill Party.
          11.10. Bankruptcy, etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Reimbursement Guarantor shall, without the prior written consent of Merrill Parties acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against REPS or any other Reimbursement Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of Reimbursement Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of REPS or any other Reimbursement Guarantor or by any defense which REPS or any other Reimbursement Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Reimbursement Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Reimbursement Guarantors and Merrill Parties that the Guaranteed Obligations which are guaranteed by Reimbursement Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve REPS of any portion of such Guaranteed Obligations. Reimbursement Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Merrill Parties, or allow the claim of the Merrill Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by REPS, the obligations of Reimbursement Guarantors hereunder shall continue and remain full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Merrill Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
          Section 12. Miscellaneous.
          12.01. Notices. All notices and other communications provided for herein shall be in writing, including telecopy and electronic mail, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other means of electronic transmission approved in advance by the recipient party, as follows:
(a) if to the REPS:
RELIANT ENERGY POWER SUPPLY, LLC
100 Main St.
Houston, Texas 77002
Attention: Kevin T. Howell, President
Telephone No.: 713-795-6124
Telecopy No.: 713-795-7444
E-Mail: Kevin.howell@nrgenergy.com
              Joy.thakur@nrgenergy.com
with a copy to:
RELIANT ENERGY POWER SUPPLY, LLC
c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Attention: Treasurer, Chief Financial Officer and General Counsel
Telecopy No.: (609) 524-4501

(b) if to the Sleeve Provider:
MERRILL LYNCH COMMODITIES, INC.
20 East Greenway Plaza
Suite 700
Houston, Texas 77046
Attention: Legal Department
Telephone No.: (713) 544-5263
Telecopy No.: (713) 544-5551
E-Mail: reliantsleeve_notices@ml.com
(c) if to the ML Guarantee Provider:
MERRILL LYNCH & CO., INC.
Merrill Lynch & Co., Inc.
4 World Financial Center, 22nd Floor
New York, NY 10281
Attention: Treasurer
Fax: (212) 449-2766
E-Mail: reliantsleeve_notices@ml.com
With a copy (which shall not constitute notice) to:
Merrill Lynch & Co., Inc.
222 Broadway, 17th Floor
New York, NY 10038
Attention: Corporate Secretary
Any Party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other Party hereto. All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          12.02. Confidentiality; Limitation on Use of Information. (a) Any information made available by the Reliant Retail Obligors, any Subsidiary of any of the foregoing, any Merrill Party or any Affiliate thereof with respect to this Agreement is confidential and shall not be discussed with or disclosed to any third party, except for such information (i) as may become generally available to the public other than as a result of a violation of this Agreement, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, or ruling or to the extent requested by any regulatory authority, (iii) which becomes available to the Reliant Retail Obligors, any Subsidiary of any of the foregoing, any Merrill Party or any Affiliate thereof on a non-confidential basis from a source other than the other Party, (iv) as may be furnished to any person or entity (including that Person’s auditors, attorneys, advisors, Information Technology Personnel, or financial institutions) with which such Person has a written agreement or which are otherwise required to keep the information that is disclosed in confidence, (v) relating to the U.S. Federal income tax treatment and tax structure of the transactions contemplated by this Agreement, including all relevant materials relating to such tax treatment and tax structure (except where confidentiality is reasonably necessary to comply with the securities laws) or (vi) to the extent required by Section 7.01 of the Collateral Trust Agreement; provided that Proprietary Information of the Reliant Retail Obligors, any Subsidiary of any of the foregoing, any Merrill Party and any Affiliate thereof shall be shared by the other Person in accordance with clauses (iv) or (vi) only on a “need to know” or “need to have access” basis). Notwithstanding the foregoing, the existence and terms of the ML Guarantees shall not be considered confidential information.
     (b) In addition to the confidentiality restrictions with respect to third parties in paragraph (a) above, the Merrill Parties agree that:
     (i) the confidential information of the Reliant Retail Obligors will not be used by the Merrill Parties except for determining compliance with, and performance under, the Transaction Documents; and
     (ii) With respect to the information provided to the Merrill Parties pursuant to Schedule 1.01(c) or otherwise relating to the transactions or market positions of the Reliant Retail Obligors (“Retail Proprietary Information”), access to such information will be limited to (A) the personnel listed on Exhibit I1 and their successors in function with respect to this Agreement and the personnel of the Merrill Parties that are described in any updates to such Exhibit provided by the Sleeve Provider from time to time for such purposes (“Merrill Updates”), subject to the approval of REPS, which shall not be unreasonably withheld or delayed and (B) information technology personnel engaged in the operation or maintenance of the information technology systems used by the Merrill Parties operating within the scope of their duties (including third-party service providers subject to Section 12.02(a)) (“ML Information Technology Personnel”); provided that no such personnel shall be engaged in placing trades in the wholesale electricity or natural gas markets except under the Transaction Documents. For the avoidance of doubt, Merrill Updates and the related REPS approval may be provided via “e-mail” transmission pursuant to Section 12.01.
     (c) In addition to the confidentiality restrictions with respect to third parties in paragraph (a) above, the Reliant Retail Obligors agree that:
     (i) the confidential information of the Merrill Parties will not be used by the Reliant Retail Obligors except for determining compliance with, and performance under, the Transaction Documents; and
     (ii) With respect to the information provided to the Reliant Retail Obligors pursuant to Schedule 1.01(c) or otherwise relating to transactions, market positions, cost of funds or other market information of the Merrill Parties (including the information set forth in the proviso below, “Merrill Proprietary Information” and, together with Retail Proprietary Information, “Proprietary Information”), access to such information will be limited to (A) the personnel listed on Part A of Exhibit I2 and their successors in function with respect to this Agreement and the personnel that are described in any updates to Part A of such Exhibit provided by the Reliant Retail Obligors from time to time for such purposes (“Reliant Updates”), subject to the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed and (B) information technology personnel engaged in the operation or maintenance of the information technology systems used by the Reliant Retail Obligors operating within the scope of their duties (including third-party service providers subject to Section 12.02(a))(“Retail Information Technology Personnel, and together with ML Information Technology Personnel, “Information Technology Personnel”); provided that proprietary commodity and pricing curves (including curves relating to power, gas, basis, volatilities and skews), the CD ROM referred to in Schedule 1.01(c) to the Existing CSRA and the General Principles referred to in Schedule 1.01(c) to the Existing CSRA will be limited to (A) the personnel listed on Part B of Exhibit I2 and their successors in function with respect to this Agreement and the personnel that are described in any updates to Part B of such Exhibit provided by the Reliant Retail Obligors from time to time for such purposes, subject to the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed and (B) Retail Information Technology Personnel. For the avoidance of doubt, Reliant Updates and the related Sleeve Provider approval may be provided via “e-mail” transmission pursuant to Section 12.01.
     (d) In connection with the foregoing provisions of this Section 12.02, (A) the Parties recognize that the Parties are both engaged in wholesale trading activities in the gas and electricity markets that may from time to time be adverse, (B) the possession by the Merrill Parties of the confidential information of the Reliant Retail Obligors, or the possession by the Reliant Retail Obligors of the confidential information of the Merrill Parties, in compliance with the foregoing does not constitute a reason for one Party to limit the ability of the other Party to engage in such adverse trading activities, and (C) the Parties may in compliance with the foregoing and for the purposes of the Transaction Documents discuss the confidential information of the other Parties (other than the Proprietary Information of the other Parties) internally.
          12.03. Reliant Employees. During the Scheduled Term, the Merrill Parties shall not solicit or otherwise induce any director, officer or key employee of the Reliant Retail Obligors, or any officer or key employee of NRG Parent or its Subsidiaries that is actively involved in the negotiation or administration of this Agreement to leave the employ of the Reliant Retail Obligors, NRG Parent or its Subsidiaries; provided that (a) this prohibition shall not apply to (i) directors, officers or key employees of the Reliant Retail Obligors or officers or key employees of NRG Parent or its Subsidiaries who are not full time employees or who are not actively involved with the Merrill Parties in negotiating on or administering this Agreement or (ii) officers, directors or key employees of the Reliant Retail Obligors, NRG Parent or its Subsidiaries who respond to general solicitations or who otherwise independently seek employment without inducement by any Merrill Party and (b) in the event that (i) NRG Parent or any Subsidiary of NRG Parent that provides services to the Reliant Retail Obligors under the NRG Parent Services Agreement becomes subject of a bankruptcy, insolvency or similar proceeding or (ii) the NRG Parent Services Agreement is terminated, this prohibition shall not apply with respect to any such officer or employee of NRG Parent or any of its Subsidiaries who provided services to the Reliant Retail Obligors under the NRG Parent Services Agreement.
          12.04. Provisions relating to Collateral Trust Agreement and Reimbursement Guarantee. (1) The Merrill Parties hereby agree in favor of the Collateral Trustee, the Secured Counterparties, and the Reliant Retail Obligors to perform, comply with, and be bound by each of the covenants, agreements, and obligations contained in the Collateral Trust Agreement to the extent applicable to the Merrill Parties as Secured Counterparties under the Collateral Trust Agreement.
(2) The Merrill Parties hereby agree that at the direction of REPS from time to time and to the extent no Default with respect to a Reliant Event of Default or Reliant Event of Default exists and no such Default or Reliant Event of Default would be caused thereby, the Merrill Parties shall or shall direct the Collateral Trustee, as applicable, to:
     (a) accept additional Collateral in accordance with Section 2.03 of the Collateral Trust Agreement;
     (b) accept Replacement Sleeve Providers and Replacement Working Capital Providers and their respective agreements as additional secured counterparties and secured agreements in accordance with Section 3.01 and 3.03 of the Collateral Trust Agreement;
     (c) remove the Merrill Parties as secured counterparties with respect to the Credit Sleeve Obligations in accordance with Section 3.02 and 3.03 of the Collateral Trust Agreement (A) upon the occurrence of the Credit Sleeve Termination Date (or, if any Merrill Party is the sole secured counterparty under the Collateral Trust Agreement upon the occurrence of the Credit Sleeve Termination Date, at the direction of REPS release all of the Collateral in accordance with Section 2.07 of the Collateral Trust Agreement); (B) under the circumstances expressly contemplated by Section 10.01(a)(i), 10.01(a)(ii), 10.01(a)(iv) and 10.01(a)(v) (or, if any Merrill Party is the sole secured counterparty under the Collateral Trust Agreement at the time of the occurrence of the events and circumstances set forth in such Sections, at the direction of REPS release all of the Collateral in accordance with Section 2.07 of the Collateral Trust Agreement);
     (d) with respect to, and to the extent of, property constituting Collateral that is, or will be, sold or otherwise transferred or disposed of in connection with any transaction permitted under this Agreement, release or confirm the release of such Collateral under Sections 2.04, 2.05 or 2.06 of the Collateral Trust Agreement, as applicable; provided that (i) to the extent that such sale, transfer or other disposition is of all of the Equity Interests in a Subsidiary, the Merrill Parties shall also instruct the Collateral Trustee to release all of the assets of such Subsidiary that constitute Collateral, (ii) to the extent that such sale, transfer or other disposition is of all or substantially all of the assets of a Subsidiary, the Merrill Parties shall also instruct the Collateral Trustee to release all of the Equity Interests in such Subsidiary that constitute Collateral and (iii) make or approve any conforming changes reasonably requested by REPS in the Security Documents necessary to implement such release in the reasonable discretion of the Merrill Parties;

     (e) [Intentionally Deleted];
     (f) enter into intercreditor agreements with respect to the Credit Sleeve Obligations in accordance with, and to the extent, expressly contemplated by Section 10.01(a)(iii) and Article IX of the Collateral Trust Agreement; and
     (g) amend, restate, supplement, modify, renew or replace, or forbear from exercising any rights with respect to the terms or provisions contained in, or cancel, terminate or suspend performance under, any Security Document, or consent to the taking of any of the foregoing actions with respect to any other Transaction Document, in each case to the extent such foregoing action is approved by the Sleeve Provider in accordance with Section 7.11 hereof.
The Merrill Parties shall timely execute and deliver, provide, return or otherwise make available or direct the execution and delivery, provision, return or otherwise making available of all filings, recordings, notices, and other related documents and agreements, including releases and notices, directions and other communications to the Collateral Trustee, reasonably required to implement the foregoing in accordance with the terms of the foregoing.
          12.05. Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
          12.06. Amendments, Etc.. Except as otherwise expressly provided in this Agreement, any provision of this Agreement or in any other Transaction Document between or among any of the Merrill Parties, on one hand, and any of the Reliant Retail Obligors, on the other hand, may be modified or supplemented only by an instrument in writing signed by the applicable Parties thereto.
          12.07. Expenses, Etc.
     (a) REPS agrees to pay or reimburse the Sleeve Provider for:  (A) all reasonable and documented out-of-pocket costs and expenses of the Sleeve Provider (including the reasonable fees and expenses of legal counsel and of any other third-party advisors or consultants) in connection with the execution or delivery of this Agreement or any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the Parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, including, any such costs and expenses incurred in connection with (1) any waiver, modification or amendment of this Agreement or any other Transaction Document, whether or not consummated, (2) any Default by the Reliant Retail Obligors and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (3) the enforcement of this Section 12.07; and (B) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
          (b) REPS agrees to reimburse the Merrill Parties for any amounts paid by the Merrill Parties (i) to cure defaults by REPS or any Other Reliant Retail Obligor under any Transaction Document or any other document, contract or agreement to which REPS or such Other Reliant Retail Obligor is a party or (ii) to any software vendor relating to the use or maintenance of software (A) used by the Reliant Retail Obligors or the IT Trust in the Retail Energy Business or (B) to be used by the Reliant Retail Obligors or the IT Trust in maintaining the Information Technology Systems or related services needed to operate the Retail Energy Business at the best general efficiency level of Information Technology Systems and related services used by the Reliant Retail Obligors or the IT Trust before the time in question (the amounts referred to in clauses (i) and (ii) being herein collectively referred to as the “Deferred Cure Reimbursement Obligations”). Deferred Cure Reimbursement Obligations may be prepaid but shall mature and be payable on the date that the Working Capital Facility matures (whether on the Maturity Date under, and as defined in, the Working Capital Facility, by acceleration or otherwise).
          (c) REPS shall indemnify each Merrill Party and each Related Party of the Merrill Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the provision of any ML Guarantee or other Merrill Collateral or use thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by RERH Holdings or any of its Subsidiaries, or any liability under any Environmental Law related in any way to RERH Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) any breach by such Indemnitee of its obligations hereunder, or (C) claims by one Indemnitee against another Indemnitee not relating to a breach of this Agreement by any Reliant Retail Obligor.
          12.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as expressly set forth in Section 12.04(1), there shall be no third party beneficiaries of this Agreement
          12.09. Assignments. Neither the Reliant Retail Obligors nor the Merrill Parties may assign any of their rights or obligations hereunder without the prior written consent of the other Parties hereto.
          12.10. Survival. The obligations of REPS under Section 12.07, Section 6.19(d) and any other provision that expressly provides for survival after termination shall survive the Credit Sleeve Termination Date.
          12.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties hereto may execute this Agreement by signing any such counterpart.
          12.12. Governing Law; Jurisdiction; Etc.
          (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          (b) Submission to Jurisdiction. The Parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York (the “New York Courts”), for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding the nonexclusive submission above:
          (A) With respect to any proceeding initiated by or on behalf of any Reliant Retail Obligor arising out of or relating to this Agreement or the transactions contemplated hereby, the Reliant Retail Obligors agree to bring such proceeding exclusively in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, and in such case EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING;
          (B) With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING; and

          (C) With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of Texas (Houston Division) or if such court does not have subject matter jurisdiction in any of the other Texas Courts located in Houston, Texas, the Reliant Retail Obligors expressly reserve their rights to trial by jury.
          (c) Waiver of Venue. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
          (d) Service of Process. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
          12.13. Certain Dispute Resolution Procedures. If a Party (a “Disputing Party”) disputes any Market Information forming a component used in a calculation under Sections 2.02(a)(v)(2), (3), and (4), then (i) the Disputing Party will notify the other Party not later than the close of business on the Business Day following the date that Disputing Party received the other Party’s calculation and such Disputing Party will also provide its calculation of such amount and the applicable Market Information used to make such calculation, (ii) the Parties will in good faith consult with each other in an attempt to resolve the dispute and (iii) if the Parties fail to resolve the dispute by the third (3rd) Business Day following the date the notice of dispute was delivered, then the Calculation Agent will recalculate the applicable calculation by: (A) utilizing any Market Information that the Parties have agreed are not in dispute; and (B) calculating the component that is in dispute by seeking four actual quotations at mid market from reference market makers, and taking the arithmetic average of those obtained; provided that if such number of quotations are not available for a particular component, then fewer than such number of quotations may be used for such component; and if no quotations are available for a particular component, then the Calculation Agent shall use its own calculations for that component. Following a recalculation pursuant to this Section, the Calculation Agent will notify the Parties of the recalculation of such amount not later than 12:00 noon CPT on the fifth Business Day following the date of the notice of dispute was delivered, and the same shall be binding for the purposes of this Agreement. The “Calculation Agent” shall be a third party agreed to by both REPS and the Sleeve Provider from the list of third parties in Schedule 12.13; provided that if the Parties are unable to promptly agree on such third party, then the next third party listed on such Schedule who has not yet served as Calculation Agent shall be the Calculation Agent for such dispute.
          12.14. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          12.15. Limitation on Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Reimbursement Obligation, together with all fees, charges and other amounts which are treated as interest on such Reimbursement Obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Sleeve Provider in accordance with applicable law, the rate of interest payable in respect of such Reimbursement Obligations hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Reimbursement Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Sleeve Provider in respect of other Reimbursement Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Sleeve Provider.
          12.16. Integration. This Agreement and the other Transaction Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
          12.17. Conditions to Amendment and Restatement. The Existing CSRA shall be amended and restated hereby as of the Third A&R Date; provided that:
     (a) each of the following conditions has been satisfied or waived by the Merrill Parties on or prior to June 1, 2009 (which may occur concurrently with the effectiveness of such amendment and restatement):
     (i) The Purchase and Sale Agreement shall be in form and substance satisfactory to the Merrill Parties in all respects (provided that the Merrill Parties acknowledge and agree that the terms and conditions of the Purchase and Sale Agreement in the form originally executed on the Signing Date are satisfactory).
     (ii) The Retail Acquisition shall have been (or shall be simultaneously) consummated in all respects in accordance with applicable Laws and the terms of (and upon the satisfaction of the conditions precedent set forth in) the Purchase and Sale Agreement in the form originally executed by the parties thereto (provided that any modifications, supplements or waivers thereof, or written consents or determinations thereunder, shall be reasonably satisfactory to the Merrill Parties), and the Sleeve Provider shall have received a certificate of a Responsible Officer of NRG Parent to such effect.
     (iii) Each agreement, opinion, certificate, instrument and other document required pursuant to the Purchase and Sale Agreement to be delivered by the parties thereto in connection with the closing of the Retail Acquisition shall have been duly executed and delivered and in full force and effect, and the Sleeve Provider shall have received a certificate of a Responsible Officer of NRG Parent to such effect and to the effect that attached thereto are true and complete copies of each such agreement, opinion, certificate, instrument and other document, each of which shall be in form and substance reasonably satisfactory to the Merrill Parties.
     (iv) The Merrill Parties shall have received evidence that NRG Parent has initiated the wire transfer in the Federal Wire System of the Initial Contribution for receipt by the Reliant Retail Obligors upon the open of business on May 1, 2009.
     (v) The Merrill Parties shall be satisfied as to the absence of any liabilities of the Reliant Retail Obligors or any Merrill Party to REI, any Affiliate of REI or any other Person arising as a result of the Retail Acquisition, including under any tax sharing or similar agreements (but excluding liabilities arising under the Purchase and Sale Agreement or the ML/REI Letter Agreement).
     (vi) The Offsetting Trades shall have been novated in accordance with Section 2.04. The PMI/REPS EEI shall have been terminated, all transactions thereunder novated to the PMI/REPS STANDARD ISDA and arrangements satisfactory to the Merrill Parties made for return of the original ML Guarantee in respect thereof.
     (vii) Since the date of the Audited Financial Statements, there shall have not have occurred any event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a Retail Material Adverse Effect (as defined in the Purchase and Sale Agreement).
     (viii) Since December 31, 2008, there shall have not have occurred any event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of NRG Parent and its Subsidiaries (other than the Reliant Retail Obligors) taken as a whole.
     (ix) The Merrill Parties shall have received a favorable written opinion of Kirkland & Ellis LLP, counsel for NRG Parent and the Reliant Retail Obligors (or from such other counsel, which may be in-house counsel, as is reasonably acceptable to the Merrill Parties), as to the enforceability of this Agreement and each other Transaction Document effective as of the Third A&R Date, the validity and perfection of the liens created by the Security Documents, the absence of any violation of law and absence of conflict with the Organization Documents and any material Contractual Obligations of the Reliant Retail Obligors and NRG Parent (provided that, other than with respect to the NRG Parent Credit Agreement, the Senior Note Documents and the Preferred Equity, or any refinancing in effect at the relevant time, such opinion as to absence of conflicts with other Contractual Obligations may be from in-house counsel to NRG Parent), as to the absence of a substantive consolidation between any of RERH Holdings or the IT Trust, on the one hand, with NRG Parent, on the other hand, and covering such other matters relating to the Reliant Retail Obligors, NRG Parent, this Agreement or the transactions contemplated hereby as the Merrill Parties or their counsel shall reasonably request. In addition, the Reliant Retail Obligors shall have made available to the Merrill Parties and their counsel such documents as any of them may request in order to enable counsel to the Merrill Parties to render to the Merrill Parties such legal opinions, if any, as the

Merrill Parties may request.
     (x) The Risk Management Policy shall be in form and substance reasonably satisfactory to the Merrill Parties. The Merrill Parties acknowledge and agree that Section VII of the Risk Management Policy in the form delivered by the Merrill Parties to NRG Parent on February 26, 2009 is satisfactory; provided any supplements, amendments or modifications thereto shall be satisfactory to the Merrill Parties in all respects.
     (xi) The members of senior management, including the board of managers (or similar governing body), of the Reliant Retail Obligors shall be reasonably satisfactory to the Merrill Parties.
     (xii) The Working Capital Facility and each other Transaction Document shall be in full force and effect, and in the case of each other Transaction Document, together with all amendments and modifications thereto as may be necessary or reasonably requested by the Merrill Parties in connection with the consummation of the Retail Acquisition. Without limiting the generality of the foregoing, each of the Tax Subordination Agreement, the Sublease, the Parent Consent and Agreement, the Transition Services Agreement and Parent Services Agreement shall be in form and substance satisfactory the Merrill Parties (provided that the Merrill Parties acknowledge and agree that the terms and conditions of the Sublease, the Parent Consent and Agreement, the Transition Services Agreement and the Parent Services Agreement, in the original forms attached to the Purchase and Sale Agreement are satisfactory).
     (xiii) The Merrill Parties shall have received the IT Trust Transfer and Allocation Plan and the IP Trust shall have been dissolved in a manner reasonably satisfactory to the Merrill Parties.
     (xiv) The NRG IT Trust shall have been duly formed in accordance with the law of the State of Delaware, the NRG IT Trust Agreement shall be in full force and effect, and the Merrill Parties shall have received a favorable written opinion of special Delaware counsel to the NRG IT Trust covering the formation of the NRG IT Trust, the enforceability of the NRG IT Trust Agreement and such other matters relating to the NRG IT Trust as the Merrill Parties or their counsel shall reasonably request.
     (xv) The partial assignment of the GLO Contract shall have been consummated in accordance with the terms of the GLO Assignment Agreement and the Merrill Parties shall have received a copy of the consent and release from GLO in respect thereof.
     (xvi) The Reliant Retail Obligors shall have received all necessary third-party consents and approvals to the transactions contemplated by this Agreement.
     (xvii) REI shall not be in breach of any of its obligations under the ML/REI Letter Agreement.
     (xviii) The Merrill Parties shall have received all fees and expenses that are due under any Transaction Document (or shall have received evidence that payment of all such fees and expenses has been initiated in the Federal Wire System for payment upon the open of business on May 1, 2009), including under the Exclusivity and Fee Letter, the NRG/ML Letter Agreement and the ML/REI Letter Agreement, including payment of the following: (i) the invoice of the Merrill Parties, (ii) the invoice of Milbank, Tweed, Hadley & McCloy LLP and (iii) the invoice of Alvarez & Marsal.
     (xix) Each action contemplated to occur on or prior to the Third A&R Date pursuant to the Upton Wind Side Letter shall have been consummated in accordance with the terms thereof.
     (xx) The Merrill Parties shall have received a certificate, dated the Third A&R Date, of a Responsible Officer of REPS, to the effect that:
     (1) the representations and warranties of the Reliant Retail Obligors made in Section 5 and in the other Transaction Documents are true and correct in all material respects on and as of the Third A&R Date, and
     (2) no Reliant Default or Reliant Event of Default has occurred and is continuing as of the Third A&R Date.
     (xviii) The Security Documents shall create in favor of the Collateral Trustee a valid, perfected first-priority lien (subject only to Permitted Liens) in all assets transferred to the Reliant Retail Obligors, and the Merrill Parties shall have received all additional security documents as may be necessary in connection therewith, including, with respect to the Marks acquired by NRG Retail on the Third A&R Date, a supplemental trademark security agreement and, with respect to the Sublease, a valid leasehold mortgage; and
     (b) REPS shall have received a certificate, dated the Third A&R Date, of a Responsible Officer of the Sleeve Provider, to the effect that no Sleeve Provider Default or Sleeve Provider Event of Default described in Section 8.02(f), (g) or (h) has occurred and is continuing as of the Third A&R Date.
          12.18. Public Disclosures. REPS agrees that neither it nor its Affiliates will at any time issue any press release or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority using the name of the Sleeve Provider, the ML Guarantee Provider or any of their Affiliates or referring to this Agreement, the transactions or any of the agreements contained herein or contemplated hereby or any discussions relating to any of the foregoing, without at least one full Business Day (or such shorter period as may be practicable in the circumstances) prior notice to the Merrill Parties and the prior written consent of the Sleeve Provider (such consent not to be unreasonably withheld, delayed or conditioned).
          12.19. Non-Recourse. The recourse of the Merrill Parties under or in connection with this Agreement and the other Transaction Documents shall be solely against

RERH Holdings and its Subsidiaries and the Collateral (and, solely with respect to the obligations of NRG Parent under the Parent Contribution Agreement and the Exclusivity and Fee Letter, against NRG Parent). Each Merrill Party hereby waives any claim against any other Affiliate of RERH Holdings other than its Subsidiaries and, to the extent expressly provided by the Parent Contribution Agreement or the Exclusivity and Fee Letter, as the case may be, NRG Parent) (each a “Non-Recourse Party”) for any liability under or in connection with this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby, or by operation of law or otherwise, to the extent arising in connection with any breach or Reliant Default, or alleged breach or Reliant Default under the Transaction Documents or any instrument or document provided thereunder, except to the extent the same is enforced against any Non-Recourse Party only with respect to its obligations under any Transaction Document to which it is a party. The foregoing acknowledgement, waiver and agreement shall be enforceable by RERH Holdings and its Affiliates, including NRG Parent.
[signatures follow]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RELIANT ENERGY POWER SUPPLY, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

Signature Page to Credit Sleeve and Reimbursement Agreement

MERRILL PARTIES MERRILL LYNCH COMMODITIES, INC., as Sleeve Provider
By:	/s/ Dennis Albrecht
	Name:	Dennis Albrecht
	Title:	Managing Director and COO

MERRILL LYNCH & CO., INC., as ML Guarantee Provider
By:	/s/ Marlene Debel
	Name:	Marlene Debel
	Title:	Assistant Treasurer

Accepted and agreed, for the purposes of Section 12.18. MERRILL LYNCH CAPITAL CORPORATION, as Working Capital Facility Provider
By:	/s/ Barry S. Price
	Name:	Barry S. Price
	Title:	Vice President
Signature Page to Credit Sleeve and Reimbursement Agreement

OTHER RELIANT RETAIL OBLIGORS RERH HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RELIANT ENERGY RETAIL HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RELIANT ENERGY RETAIL SERVICES, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RE RETAIL RECEIVABLES, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

Signature Page to Credit Sleeve and Reimbursement Agreement